Exhibit 2.1
STOCK PURCHASE AGREEMENT
Among
Winwell Resources, Inc.,
All of Its Shareholders, as Sellers,
and
Petrohawk Energy Corporation,
as Buyer
December 14, 2005

ARTICLE II ACCESS, CERTAIN ACKNOWLEDGEMENTS, DISCLAIMERS AND REMEDIES FOR TITLE DEFECTS	6

2.1 Access	6
2.2 Produced Materials and Wastes	8
2.3 Acknowledgment of Responsibility	8
2.4 Disclaimers	9
2.5 Title and Environmental Matters	9

ARTICLE III REPRESENTATIONS AND WARRANTIES AS TO SELLERS	10

3.1 Organization	10
3.2 Authorization; Enforceability	11
3.3 Conflicts	11
3.4 Bankruptcy	11
3.5 Title to Shares	11
3.6 Foreign Person	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES AS TO THE PURCHASED COMPANIES AND THEIR ASSETS	12

4.1 Organizational Matters	12
4.2 Capitalization	12
4.3 Conflicts	13
4.4 Bankruptcy	13
4.5 Intentionally Left Blank	13
4.6 Violations of Laws	13
4.7 Litigation	13
4.8 Taxes	13
4.9 Leases	15
4.10 Contracts	15
4.11 Payables	16
4.12 No Suspense	16
4.13 Imbalances	16

4.14 Transfer Restrictions	16
4.15 AFEs	17
4.16 Equipment Condition	17
4.17 Environmental	17
4.18 Licenses and Permits	17
4.19 Assets and Liabilities	18
4.20 Brokers’ Fees	18
4.21 Bank Accounts	18
4.22 Title to Core Assets	18
4.23 Operations	18
4.24 Employment Matters	18
4.25 Benefit Matters	19
4.26 Intentionally Left Blank	19
4.27 Financial Statements	19
4.28 Absence of Certain Changes and Events	20
4.29 Books and Records	21
4.30 Insurance	21
4.31 Intellectual Property	21
4.32 Restrictions on Business Activities	21
4.33 P&A Obligations	21
4.34 Government Leases	21
4.35 Seismic Data	21
4.36 No Sales of Oil and Gas Properties	22

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER	22

5.1 Organization	22
5.2 Authorization; Enforceability	22
5.3 Conflicts	22
5.4 Bankruptcy	22
5.5 Brokers’ Fees	22
5.6 Investment Intent	23
5.7 Independent Investigation	23
5.8 Availability of Funds	23

ARTICLE VI ADDITIONAL AGREEMENTS	23

6.1 Confidentiality	23
6.2 Conduct of Business	23
6.3 Third Party Consents	24
6.4 Further Assurances	24
6.5 No Public Announcement	25
6.6 Expenses	25
6.7 Employee Matters	25
6.8 COBRA	25
6.9 No Negotiation	25

6.10 Tax Matters	30
6.11 Post-Closing Assistance	30

ARTICLE VII BUYER’S CONDITIONS	27

7.1 Representations, Warranties and Covenants	27
7.2 Performance	29
7.3 Closing Delivery by Sellers	28
7.4 No Litigation
7.5 No Claim Regarding Share Ownership	29
7.6 No Material Adverse Effect

ARTICLE VIII SELLERS’ CONDITIONS	29

8.1 Representations, Warranties and Covenants	29
8.2 Closing Delivery	29
8.3 No Litigation	29

ARTICLE IX INDEMNIFICATION	30

9.1 Indemnification by Buyer	30
9.2 Indemnification by Sellers	30
9.3 Limits on Indemnification; Payment	30
9.4 Indemnification Procedure	32
9.5 Waiver of Certain Damages	33
9.6 Exclusive Remedy	34
9.7 Express Negligence	34
9.8 Tax Treatment of Indemnification Payments	34

ARTICLE X NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS, REPRESENTATIONS, WARRANTIES AND AGREEMENTS	34

10.1 Survival of Representations and Warranties	34
10.2 Survival of Covenants	34
10.3 Expiration of Survival Period	35

ARTICLE XI TERMINATION	35

11.1 Termination	35
11.2 Liability Upon Termination	35

ARTICLE XII DEFINITIONS OF CERTAIN TERMS	36

ARTICLE XIII MISCELLANEOUS	46

13.1 Notices	46

13.2 Authorization by Sellers	47
13.3 Assignment and Successors	47
13.4 Entire Agreement; Amendment	48
13.5 Governing Law	48
13.6 Waiver; Time	48
13.7 Severability	48
13.8 No Third Party Beneficiaries	48
13.9 Arbitration	48
13.10 Headings	50
13.11 Negotiated Transaction	50
13.12 Joint Liability	50
13.13 Schedules	50
13.14 Use of Number and Gender	50
13.15 Jurisdiction and Venue	50
13.16 Access	51
13.17 Counterparts	51
EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Post-Closing Escrow Agreement
Exhibit B	Working Interest/Net Revenue Interest as to the Wells; Allocated Values
Exhibit C	Permitted Encumbrances
Exhibit D	Resignation, Waiver and Release
Exhibit E	Guaranty Agreement
Exhibit F	Sellers’ Counterpart Signature Page to Stock Purchase Agreement

Schedules

Schedule 3.3	Conflicts as to the Sellers
Schedule 3.5	Title to Shares
Schedule 4.3	Conflicts as to the Purchased Companies
Schedule 4.6	Violations of Laws
Schedule 4.7	Litigation
Schedule 4.8	Taxes
Schedule 4.10(a)	Material Contracts
Schedule 4.10(b)	Defaults Under Material Contracts
Schedule 4.10(c)	Notice Regarding Alleged Defaults
Schedule 4.11	Payables
Schedule 4.12	Suspense Revenues
Schedule 4.13	Imbalances
Schedule 4.14	Transfer Restrictions
Schedule 4.15	AFEs
Schedule 4.16	Equipment Condition
Schedule 4.17	Environmental

Schedule 4.18	Licenses and Permits
Schedule 4.19	Assets and Liabilities
Schedule 4.21	Bank Accounts
Schedule 4.22	Title Defects
Schedule 4.23	Operations
Schedule 4.25	Benefit Matters
Schedule 4.28	Absence of Certain Changes and Events
Schedule 4.33	P&A Obligations
Schedule 6.2	Conduct of Business

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 14, 2005, by and among Winwell Resources, Inc., a Louisiana corporation (“WRI”), the Shareholders of WRI entering into this Agreement (collectively, “Sellers” and individually a “Seller”), and Petrohawk Energy Corporation, a Delaware corporation (“Buyer”).
RECITALS:
     WHEREAS, Sellers own, in the aggregate, all of the issued and outstanding shares of common stock, no par value per share (the “Shares”), of WRI;
     WHEREAS, WRI owns all of the issued and outstanding capital stock of WSF, Inc., a Louisiana corporation (“WSF”);
     WHEREAS, each Seller desires to sell the Shares held by such Seller to Buyer, and Buyer desires to purchase the same, all upon the terms and subject to the conditions set forth herein; and
     WHEREAS, capitalized terms used but not otherwise defined shall have the meaning given such terms in Article XII;
     NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the legal sufficiency of which is herby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE
     1.1 Agreement to Sell and to Purchase.
          (a) On the Closing Date, upon the terms and subject to the conditions contained herein, each Seller shall transfer, sell, assign and convey to Buyer, and Buyer shall purchase from each Seller, the Shares held by such Seller, free and clear of any and all Encumbrances.
          (b) Subject to the conditions set forth in this Agreement, the closing of such sale and purchase (“Closing”) shall take place at the offices of Wiener, Weiss and Madison, A Professional Corporation, 333 Texas Street, Suite 2350, Shreveport, Louisiana, on January 6, 2006; provided, however, that Buyer shall have the right to extend (one or more times) the date for Closing to a date not later than February 10, 2006, by giving Sellers written notice at least two (2) Business Days prior to the date then scheduled for Closing. Title to, ownership of and control over the Shares shall pass to Buyer at Closing. At the Closing Sellers and Buyer shall deliver the items set forth in Section 7.2 and Section 8.2, respectively. Wiener, Weiss and Madison, A Professional Corporation, shall serve as closing agent under this Agreement.

     1.2 Purchase Price and Deposit.
          (a) In consideration of the transfer to Buyer of the Shares, and in accordance with this Agreement, Buyer shall pay to Sellers ONE HUNDRED SEVENTY-FIVE MILLION AND 00/100 DOLLARS ($175,000,000.00), in the aggregate (the “Purchase Price”), as adjusted pursuant to the terms of this Agreement, including without limitation Section 1.3, Section 1.4 and Section 1.5 hereof.
          (b) Concurrently with the execution of this Agreement, Buyer shall make a deposit with AmSouth Bank (“Escrow Agent”) in the amount of Fifteen Million Dollars ($15,000,000), to be held by Escrow Agent as the “Deposit” pursuant to the terms of the Escrow Agreement and this Agreement. The Deposit shall be considered earnest money (as that term is defined in La. Civ. Code art. 2624), but as more specifically set forth hereinbelow. All fees payable to the Escrow Agent under the Escrow Agreement shall be borne and paid one-half by Buyer and one-half by Sellers.
          (c) If the transactions contemplated by this Agreement are consummated, then the Deposit and any interest earned thereon shall be distributed to Sellers and shall be considered as payment of a portion of the Purchase Price, and the Purchase Price payable by Buyer at Closing shall be reduced by the amount of the Deposit and any interest earned thereon.
          (d) If (i) all conditions precedent to the obligations of Buyer set forth in Article VII have been met and neither Sellers nor WRI are in material breach of any provisions of this Agreement; and (ii) the transactions contemplated by this Agreement are not consummated solely because the conditions to Sellers’ obligation to close set forth in Section 8.1 and Section 8.2 of this Agreement are not satisfied as of the Closing Date; then the Sellers shall have the option to terminate this Agreement pursuant to Section 11.1(c) and be paid the Deposit and any interest earned thereon as liquidated damages as their sole and exclusive remedy; and such payment to Sellers (i) shall be paid to Sellers in accordance with the pro rata portion of the Purchase Price that would have been payable to each Seller, and (ii) shall constitute full and complete satisfaction of any and all damages Sellers may have as a result of the transactions not being consummated in accordance with this Agreement. WRI, on behalf of Sellers, and Buyer shall execute and deliver joint written instructions to the Escrow Agent to accomplish the foregoing.
          (e) If (i) all conditions precedent to the obligations of Sellers set forth in Article VIII have been met and Buyer is not in material breach of any provisions of this Agreement; and (ii) the transactions contemplated by this Agreement are not consummated solely because the conditions to Buyer’s obligation to close set forth in Section 7.2 and Section 7.3 of this Agreement are not satisfied as of the Closing Date and Sellers have willfully and materially breached their covenants and agreements hereunder; then Buyer shall have the option to terminate this Agreement pursuant to Section 11.1(b) and as its sole remedy have the Deposit any interest earned thereon returned to Buyer, plus have WRI pay (and WRI and Sellers shall be shall be obligated in solido to pay) to Buyer an additional amount equal to the Deposit; and such remedy shall constitute full and complete satisfaction of any and all damages Buyer may have as a result of the transactions not being consummated in accordance with this Agreement.

          (f) If this Agreement is terminated under any circumstance other than as described in Section 1.2(d) or Section 1.2(e), then Buyer shall be entitled to the delivery of the Deposit and any interest earned thereon, free of any claims by Sellers with respect thereto. In such event, WRI, on behalf of Sellers, and Buyer shall execute and deliver joint written instructions to the Escrow Agent to accomplish the foregoing. Buyer, WRI and Sellers shall thereupon have the rights and obligations set forth in Section 11.2.
          (g) At Closing, Buyer shall deliver to Escrow Agent in cash in immediately available funds by wire transfer (a) the Purchase Price, adjusted as set forth in Section 1.3 and Section 1.4, less the Deposit (and any interest earned thereon) and less the Warranties Escrow, the Title/Environmental Escrow and the WC Adjustment Escrow, to be disbursed at Closing to the Sellers as shall be directed in writing by WRI on behalf of Sellers, (b) the Warranties Escrow for the Escrow Agent to hold pursuant to this Agreement and the Post-Closing Escrow Agreement, (c) the WC Adjustment Escrow for the Escrow Agent to hold pursuant to this Agreement and the WC Adjustment Escrow Agreement, and (d) the Title/Environmental Escrow for the Escrow Agent to hold pursuant to this Agreement and the Title/Environmental Escrow Agreement.
     1.3 Agreed Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:
          (a) the Purchase Price shall be adjusted upward by the following:
               (i) to the extent not otherwise incorporated into the calculation of Net Working Capital, the value of all Hydrocarbons in storage or in transit owned by WRI above the pipeline connection at 7:00 a.m. Central Standard Time on the Closing Date (the “Effective Time”), and not previously sold by WRI or any of its Subsidiaries, that is credited to WRI, such value to be the contract price, or if no contract is in effect, the actual sales price, less severance and production taxes or gravity adjustments deducted by the purchaser of such oil or other liquids;
               (ii) the Net Working Capital as of the Effective Time, if a positive figure;
               (iii) the Final Adjusted Tax Liability, if a negative figure (e.g., a refund for overpaid taxes), provided, however, that in the case of a refund attributable to a net operating loss, the Purchase Price will only be adjusted upward to the extent that the net operating loss is eligible to be carried back and applied against WRI’s prior years net income and will result in tax refunds for such prior years; and
               (iv) any other amount agreed upon by Buyer and Sellers.
          (b) The Purchase Price shall be adjusted downward by the following:
               (i) the total amount of Outstanding Indebtedness, if any;
               (ii) the Net Working Capital as of the Effective Time, if a negative figure;

               (iii) the Final Adjusted Tax Liability, if a positive figure;
               (iv) all change of control, bonus payments or other similar payments that will be due and payable within 10 Business Days of the Closing and that are not paid at or prior to the Closing by WRI under the Incentive Payment Agreements (including, without limitation, the employer share of any employment related Taxes with respect to such payments), to the extent not accrued or included in the Net Working Capital calculated as of the Effective Time;
               (v) all out-of-pocket expenditures incurred by WRI (including legal fees and broker’s fees) in connection with the transactions contemplated hereby, to the extent not accrued or included in the Net Working Capital or otherwise paid at or prior to the Closing by WRI;
               (vi) any adjustment agreed upon by Sellers and Buyer, or determined by the Consultant, pursuant to Section 7.1;
               (vii) any adjustments agreed upon by Sellers and Buyer, or determined by the Title/Environmental Expert, pursuant to Section 2.5;
               (viii) any amount paid to Buyers by the Escrow Agent out of the Title/Environmental Escrow pursuant to Section 2.5(c) to the extent not already accounted for pursuant to item (vii) above; and
               (ix) any other amounts agreed upon by Buyer and Sellers.
     1.4 Adjustments to Purchase Price at Closing. On or before five (5) Business Days prior to the Closing, WRI, on behalf of Sellers, will prepare and deliver to Buyer, in accordance with the provisions of this Agreement and AMA-T, a proposed statement (the “Closing Adjustments Statement”) setting forth each adjustment to the Purchase Price required under this Agreement and showing the calculation of adjustments, as estimated in good faith by Sellers, required pursuant to Section 1.3, including an estimate of the Final Adjusted Tax Liability. In preparing the Closing Adjustments Statement, WRI shall communicate with Buyer and provide underlying data to Buyer relating to the Closing Adjustments Statement. Within three (3) Business Days of receipt of the Closing Adjustments Statement, Buyer will deliver to Sellers a written report containing any proposed changes, together with an explanation of each change that Buyer proposes to be made to the Closing Adjustments Statement. The Closing Adjustments Statement, as mutually agreed upon by the parties, will be used to adjust the Purchase Price at Closing, provided if no agreement can be reached, Sellers’ adjusted Closing Adjustments Statement shall be used for Closing, subject to further adjustment as provided in paragraph 1.5 below.
1.5 Post-Closing Adjustment to Purchase Price; Final Settlement.
          (a) Determination of Adjustment. Except with respect to adjustments to the Purchase Price for indemnification payments pursuant to Article IX, within one hundred twenty (120) days after the Closing Date, Buyer will prepare and deliver to Sellers, in accordance with this Agreement and AMA-T, a proposed statement (the “Final Adjustments Statement”) setting forth each adjustment to the Purchase Price required under this Agreement [including the Tax Adjustment Amount determined pursuant to Section 6.10(c)(ii)] and showing the calculation of such adjustments and the resulting final Purchase Price (as set forth in the Final Adjustments Statement or otherwise determined pursuant to this Section 1.5, the “Final Price”). The Final Adjustments Statement shall include an adjustment for the value any accounts receivable shown on the Closing Adjustments Statement that have not been collected as of the date of the Final Adjustments Statement; provided, however, that such uncollected accounts receivable shall then be assigned to Sellers. As soon as practicable, and in any event within thirty (30) days after receipt of the preliminary Final Adjustments Statement, Sellers shall return a written report containing any proposed changes to the preliminary Final Adjustments Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If the Final Price set forth in the Final Adjustments Statement is mutually agreed upon by Sellers and Buyer, the Final Adjustments Statement and the Final Price, as mutually agreed upon by Sellers and Buyer, shall be final and binding on the parties hereto. Failure of the Sellers to timely respond in writing to the Final Adjustments Statement shall be deemed to constitute Sellers’ agreement to such statement and the Final Price.
          (b) Disputes. If Sellers and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Sellers shall within three (3) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty-five pages or less and submit such summaries to the Shreveport, Louisiana office of KPMG, or such other party as the parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Adjustments Statement and any other documentation such party may desire to submit. Within twenty (20) Business Days after receiving the parties’ respective submissions but in no event later than three (3) days prior to the Final Settlement Date (defined below), the Accounting Arbitrator shall render in writing a decision choosing either Sellers’ position or Buyer’s position or a position in between those (but in no event higher or lower than the amounts proposed in the Final Adjustments Statement or the Dispute Notice) with respect to each matter addressed in any Dispute Notice, based on the materials described above and based upon the books and records of the Purchased Companies, and the Accounting Arbitrator shall deliver to with such decision the calculation of the Final Price based on such decision. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Sellers and Buyer and will be enforceable against any of the parties in any court of competent jurisdiction. The fees of the Accounting Arbitrator shall be borne and paid one-half by Sellers and one-half by Buyer.
          (c) Payment of Final Settlement. Any difference in the Purchase Price as paid at Closing pursuant to the Closing Adjustments Statement and the Final Price as determined pursuant to Subsections (a) and (b) above shall be paid (the “Final Payment”): (i) if by Sellers, as an indemnification made out of the WC Adjustment Escrow pursuant to, and as limited by, Section 1.5(d); and (ii) if by Buyer, one hundred eighty (180) days after the Closing Date or the next Business Day if such date is not a Business Day (the “Final Settlement Date”) by wire transfer or other immediately available funds to Escrow Agent, with such payments to be disbursed by Escrow Agent in accordance with the pro rata portion of the Purchase Price received by Sellers.

          (d) Working Capital Escrow. Notwithstanding anything in this Agreement to the contrary, should the transactions contemplated in this Agreement close (i) Sellers shall have no, and Buyer hereby waives and releases any, obligation or liability under this Section 1.5 with respect to the Final Payment in excess of the WC Adjustment Escrow, and (ii) the WC Adjustment Escrow shall be the sole source of funds available to Buyer from Sellers in connection with the Final Payment.
ARTICLE II
ACCESS, CERTAIN ACKNOWLEDGEMENTS, DISCLAIMERS AND REMEDIES
FOR TITLE DEFECTS
     2.1 Access.
          (a) From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 2.1 and obtaining any required consents of Third-Parties, including Third-Party operators of the Core Assets (with respect to which consents Sellers shall use commercially reasonable efforts to obtain), Sellers shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) full access during normal business hours to the Core Assets and all Records and other documents in the possession of the Purchased Companies relating to the Purchased Companies and their businesses. Sellers shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, the Purchased Companies’ officers and employees having personal knowledgeable with respect to the assets and operations of the Purchased Companies in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.
          (b) Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Core Assets that satisfies the basic assessment requirements set forth under the current American Society for Testing and Material Standard Practice for Phase I environmental property assessments (Designation E1527-00) but, except as set forth below in this Section 2.1(b), such Phase I environmental property assessment shall not include on-site testing of any non-scope issues as such issues are described in Article 12 of such Standard Practice. Sellers or their designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on Core Assets and also to collect split test samples if any are collected. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I environmental property assessments) with respect to any Core Assets where the Purchased Companies do not have the authority to grant access for such due diligence (provided, however, the Purchased Companies shall use their commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer’s Representatives such access). In the event that Buyer’s Phase I environmental property assessments identify actual or potential “recognized environmental concerns,” then Buyer may request Sellers’ consent to conduct additional Phase II environmental property assessments, which consent shall not be unreasonably withheld. The additional Phase II environmental property assessment procedures relating to any additional investigation shall be submitted to WRI in a Phase II environmental property assessment plan, and shall be reasonable based on the recognized environmental concerns identified by the Phase I assessment. Thereafter, WRI may, in its sole discretion, approve said Phase II environmental property assessment plan, in whole or in part, and Buyer shall not have the right to conduct any activities set forth in such plan until such time that WRI has approved such plan in writing, provided, however, if such plan is not approved, Buyer may terminate this Agreement and such termination shall be considered a termination by mutual consent under Section 11.1(a) of this Agreement. Any such approved Phase II environmental property assessment plan shall be performed in accordance with this Section 2.1 and in compliance with all Laws.
          (c) Buyer shall coordinate its environmental property assessments and physical inspections of the Core Assets to minimize any inconvenience to or interruption of the conduct of business by the Purchased Companies, the other operators and co-owners of the Core Assets, and surface owners. Buyer shall abide by the Purchased Companies’ and any Third Party operator’s safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Core Assets, including any environmental or other inspection or assessment of the Core Assets. Buyer hereby agrees to defend, indemnify and hold each of Seller Group, the Purchased Companies and the surface owners, operators and working interest owners of the Core Assets, and their owners, officers, directors, partners, employees, agents and representatives, successors and assigns, harmless from and against any and all Losses arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Core Assets, even if such Losses arise out of or result from the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by a member of Seller Group, excepting only Losses actually resulting on the account of the gross negligence or willful misconduct of a member of Seller Group.
          (d) Buyer agrees to promptly provide Sellers and WRI, but in no less than five (5) days after receipt or creation, copies of all final reports and test results, prepared by Buyer and/or any of Buyer’s Representatives and which contain data collected or generated from Buyer’s due diligence with respect to the Core Assets. Sellers shall not be deemed by their receipt of said documents or otherwise to have made representation or warranty, expressed, implied or statutory, as to the condition of the Core Assets or to the accuracy of said documents or the information contained therein.
          (e) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Sellers or their Affiliates (i) close all bore holes from its environmental property assessment and any approved work with respect to a Phase II environmental property assessment in accordance with recognized industry standards, (ii) repair all damage done to the Core Assets in connection with Buyer’s due diligence, (iii) restore the Core Assets to the approximate same or better condition than it was prior to commencement of Buyer’s due diligence, and (iv) remove all equipment, tools or other property brought onto the Core Assets in connection with Buyer’s due diligence. Any disturbance to the Core Assets (including, without limitation, the real property associated with such Core Assets) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

          (f) During all periods that Buyer, and/or any of Buyer’s Representatives are on the Core Assets, Buyer shall maintain, at its sole expense and with its current insurers policies of insurance of the types and in the amounts that exist under Buyer’s current policies Upon request by WRI, Buyer shall provide evidence of such insurance to WRI prior to entering upon the Core Assets.
     2.2 Produced Materials and Wastes. Buyer acknowledges that the Core Assets have been utilized for the purposes of exploration, development and production of oil, gas and other minerals. Hazardous materials and waste materials therefrom, including, without limitation, asbestos, crude oil, and gases with associate wastes and chemicals, produced water and injected waters with associated chemicals, compounds and by-products and drilling fluids and associated chemicals, compounds and drill cuttings, paints, solvents and other chemicals may have been spilled or disposed of on-site or off-site through methods such as, but not limited to, pit closures, burial, line or well failures, land farming, land spreading, surface pits, underground injection and other releases. Buyer acknowledges that such activities may have produced conditions regarded as environmentally adverse. In addition, some production equipment may contain asbestos or naturally occurring radioactive material (hereinafter referred to as “NORM”). In this regard, Buyer expressly understands and agrees that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that said wells, materials and equipment located on the properties may contain NORM and that NORM-containing material may be buried or otherwise disposed of on the properties. Further, Buyer acknowledges that, as a result of the historic operations of these Core Assets, NORM may be present in air, water or soil on or near the sites and that Sellers may be unaware of the presence of some or all of such NORM. Effective upon the Closing, Buyer hereby releases, and shall defend, indemnify and hold harmless, each member of the Seller Group from any liability with respect to any adverse environmental condition related to or arising out of the ownership or operation at any time of the Core Assets, including, without limitation, any and all Environmental Defects and Environmental Claims. Buyer agrees that after the Closing it shall cause the Purchased Companies to store, transport, dispose of, discharge, remediate and otherwise handle all waste (including but not limited to produced water, crude oil, drilling fluids, NORM, solvents, asbestos and other waste) generated in connection with the ownership or operation of the Core Assets in accordance with all applicable Laws.
     2.3 Acknowledgment of Responsibility
          (a) Buyer acknowledges the Purchased Companies’ responsibilities following Closing, and hereby agrees, following Closing, to cause the Purchased Companies to plug and abandon each and every well included in the Core Assets for which any or all of the Purchased Companies has such responsibility and to reclaim and remediate the Core Assets for which any Purchased Company has such reclamation and/or remediation obligation in accordance with applicable Laws and as may be required under any Lease, contract or other agreement affecting the Core Assets (whether or not the plugging or reclamation obligation arose or relates to periods of time prior to or after the Effective Time).
          (b) Except to the extent (and only to the extent) that Sellers are obligated to indemnify the Buyer Group pursuant to Section 6.10 and/or Section 9.2, Buyer expressly acknowledges that the Purchased Companies are responsible, and none of the Purchased

Companies, Buyer or their respective Affiliates shall have recourse against any member of the Seller Group, for the debts, liabilities, commitments, duties and obligations of the Purchased Companies, including those arising under, related to, or in connection with the ownership, operation or use of the Core Assets or the business of WRI or its Subsidiaries and whether or not such debts, liabilities, commitments, duties or obligations arise or relate to periods of time prior to or after the Effective Time.
     2.4 Disclaimers. Buyer acknowledges and agrees that, except as otherwise expressly set forth in Article III or Article IV of this Agreement, none of Sellers or any Affiliate of a Seller makes any representation or warranty, express, statutory, implied or otherwise with respect to the Core Assets, the Purchased Companies or the Shares. Except as otherwise expressly set forth in Article III or Article IV of this Agreement, each Seller, for itself and its/his Affiliates, hereby expressly disclaims any and all representations and warranties associated with the Core Assets, the Purchased Companies and the Shares, express, statutory, implied or otherwise, including any representation or warranty regarding: (a) title, (b) any costs, expenses, revenues, receipts, accounts receivable, or accounts payable, (c) any contractual, economic or financial information and data associated with the Core Assets, the Purchased Companies or the Shares, (d) the continued financial viability or productivity of the Core Assets or transportability of product, (e) the environmental or physical condition of the Core Assets, (f) any federal, state, local or tribal income or other Tax consequences associated with the Core Assets, the Purchased Companies or the Shares, (g) the absence of redhibitory, patent or latent defects, (h) the state of repair of the Core Assets, (i) merchantability or conformity to models, (j) fitness for a particular purpose, and (k) production rates, recompletion opportunities, drilling opportunities and locations, decline rates or the quality, quantity or volume of the reserves of hydrocarbons, if any, attributable to the Core Assets. Each Seller, for itself and its/his Affiliates, expressly disclaims any and all representations and warranties, except as otherwise expressly set forth in Article III or Article IV associated with the quality, accuracy, completeness or materiality of the information, data and materials furnished (whether electronically, orally, by video, in writing or any other medium, by compact disk, at the offices of the Purchased Companies, in any data room or otherwise) at any time to Buyer Group associated with transactions contemplated by this Agreement, including, without limitation, information, data or materials regarding: (a) title to the Core Assets, (b) costs, expenses, revenues, receipts, accounts receivable or accounts payable associated with the Core Assets, (c) contractual, economic or financial information associated with the Core Assets, the Purchased Companies or the Shares, (d) the continued financial viability or productivity of the Core Assets, or transportability of product, (e) the environmental or physical condition of the Core Assets, (f) federal, state, local or tribal income or other Tax consequences associated with the Core Assets, the Purchased Companies or the Shares, (g) the absence of redhibitory, patent or latent defects, (h) the state of repair of the Core Assets, (i) any warranty regarding merchantability or conformity to models, (j) any rights of any member of Buyer Group under appropriate Laws to claim diminution of consideration or return of the purchase price, (k) any warranty of freedom from patent, copyright or trademark infringement, (l) warranties existing under applicable Law now or hereafter in effect, (m) any warranty regarding fitness for a particular purpose, and (n) production rates, recompletion opportunities, decline rates, gas balancing information or the quality, quantity or volume of the reserves of hydrocarbons, if any, attributable to the Core Assets.
     2.5 Title and Environmental Matters. (a) After the execution hereof, Buyer shall have the right to conduct such title examination of the Core Assets as Buyer deems necessary or appropriate. If Buyer determines in good faith that any Title Defect and/or Environmental Defect exists, then Buyer may give Sellers written notice on or prior to the Defect Notice Date of any claimed Title Defect and/or Environmental Defect (each such Title Defect and Environmental Defect is referred to as a “Pre-Closing Title/Environmental Defect”). To be effective, each such notice shall set forth (a) a description of the matter constituting the claimed Pre-Closing Title/Environmental Defect, and (b) the proposed Purchase Price reduction for the cost of curing the Pre-Closing Title/Environmental Defect in question. Sellers shall have the right, but not the obligation, to cure any claimed Pre-Closing Title/Environmental Defect on or before Closing. The parties shall reduce the Purchase Price to reflect the mutually agreed upon estimated cost of curing all Pre-Closing Title/Environmental Defects not cured by Sellers prior to Closing (or if no cure is possible, the mutually agreed upon diminution of the value of the affected Core Assets from the Allocated Value of such Core Assets); provided, however, that if the estimated costs to cure such Pre-Closing Title/Environmental Defects and/or diminution in the value in the aggregate exceed the Materiality Threshold, either Buyer or Sellers may terminate this Agreement by giving notice to the other party prior to Closing; further provided, however, that Buyer shall have until Closing to notify Sellers that it waives such amount which exceeds the Materiality Threshold and in such event Sellers will no longer have an option to terminate. Notwithstanding anything herein to the contrary, no adjustment to the Purchase Price for any Pre-Closing Title/Environmental Defects will be made unless the aggregate adjustments for all Pre-Closing Title/Environmental Defects exceed $1,500,000 (the “Title/Environmental Threshold”), but if such Title/Environmental Threshold is met, the adjustment to the Purchase Price for such Pre-Closing Title/Environmental Defects shall be from the first dollar of such defects.
          (b) If Sellers and Buyer cannot agree on the existence of a Pre-Closing Title/Environmental Defect or the adjustment, if any, therefore on or before five (5) days prior to Closing then the dispute will be submitted to a title attorney selected by Sellers and Buyer (such title attorney hereinafter, “Title/Environmental Expert”). The Title/Environmental Expert will have expertise in title matters and/or environmental law, as applicable, in Louisiana and the costs of the Title/Environmental Expert will be borne and paid one-half by Sellers and one-half by Buyer. The Title/Environmental Expert may engage the assistance of an environmental consultant to assist in evaluating any environmental issues; and the cost of such consultant shall be borne and paid one-half by Sellers and one-half by Buyer. Sellers and Buyer will each present the Title/Environmental Expert a written statement of its position on the defect and/or adjustment in question not later than the third (3rd) day after the dispute has been submitted to the Title/Environmental Expert. By the third (3rd) day following the submission of a matter to a Title/Environmental Expert, the Title/Environmental Expert shall make a determination of the dispute, choosing either Sellers’ position or Buyer’s position with respect to each Pre-Closing Title/Environmental Defect, and issuing a final calculation of the purchase price reduction for all such defects; provided, however, that the Title/Environmental Expert’s Purchase Price reduction shall not be higher than Buyer’s originally proposed Purchase Price reduction. The decision of the Title/Environmental Expert will be final, conclusive and binding on Sellers and Buyer and will be enforceable against any of the parties in any court of competent jurisdiction.
          (c) In addition to the procedures set forth in (a) and (b) above, Buyer and Sellers may agree to have any one or more uncured Pre-Closing Title/Environmental Defect be subject to the provisions of this Section 2.5(c). If such election is made, then the portion of the Purchase Price equal to the value of the Pre-Closing Title/Environmental Defect (as determined in (a) and (b) above) (the “Title/Environmental Escrow”) shall be paid over to the Escrow Agent and shall be subject to the Title/Environmental Escrow Agreement. Such amount shall no longer be considered a Pre-Closing Title/Environmental Defect for purposes of the Materiality Threshold and shall be thereafter referred to as a “Post-Closing Defect.” Sellers shall use reasonable efforts to cure all Post-Closing Defects as quickly as possible. Buyer shall use reasonable efforts (including, without limitation, promptly giving consents when necessary or desirable and entering into reasonable agreements curing such defects, including, without limitation, commingling agreements customary in the field in question) to assist Sellers in curing such defects.
     The Title/Environmental Escrow Agreement shall provide that on the earlier of (i) the satisfaction of (i) the satisfaction of Post-Closing Defects comprising 50% of the Title/Environmental Escrow, as determined by Buyer in its reasonable discretion, or (ii) the thirtieth (30th) day following the Closing Date (the “Interim Release Date”), Buyer and Sellers shall instruct the Title/Environmental Escrow Agent to release from the escrow such portion of the Title/Environmental Escrow that is attributable to Post-Closing Defects that have been cured. Sellers shall have until 150 days from Closing (the “Final Release Date”) to attempt to cure all Post-Closing Defects. The value of any remaining Post Closing Defects (and a determination of the amount of the Title/Environmental Escrow to be released to each of Sellers and Buyer) shall be resolved by using the procedures set forth in this Section 2.5 for valuing Pre-Closing Title/Environmental Defects. Such amounts shall be paid to Buyer or Sellers, as the case may be, promptly after the Final Release Date. Interest earned on the principal amount of the Post-Title/Environmental Escrow shall be distributed to the party that receives the principal upon which the interest is earned. The Escrow Agent’s fees under the Title/Environmental Escrow Agreement shall be paid one-half by Buyer and one-half by Sellers.
          (d) The Purchase Price adjustment mechanism set forth in this Section 2.5 shall be the exclusive remedy for Buyer and its Affiliates with respect to any Title Defects and/or Environmental Defects, including Post-Closing Defects. Any Title Defect and/or Environmental Defect for which Buyer does not notify Sellers on or prior to the Defect Notice Date shall be deemed and is hereby waived by Buyer on its own behalf and on behalf of its Affiliates (including, post-Closing, the Purchased Companies). Nothing contained in this Section 2.5(d) shall be construed to be a waiver or release by Buyer or its Affiliates of Buyer’s remedies for a breach by Sellers of the representations contained in Section 2.5.

ARTICLE III
REPRESENTATIONS AND WARRANTIES AS TO SELLERS
     Each Seller hereby represents and warrants to Buyer as follows:
     3.1 Organization. If such Seller is not an individual, such Seller is an entity duly organized or formed, validly existing and in good standing under the Laws of the State of its formation, with full power to carry on its business as it is conducted and to own, lease and operate its assets.
     3.2 Authorization; Enforceability. Such Seller has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of such Seller’s obligations hereunder have been duly and validly authorized by such Seller. This Agreement and all other agreements and instruments to be executed by such Seller in connection herewith have been duly executed and delivered by such Seller, and, assuming due authorization, execution and delivery of this Agreement by Buyer, constitute legal, valid and binding obligations of such Seller, enforceable against such Seller, in accordance with their terms, except as such enforcement may be subject to or limited by bankruptcy, insolvency or other such laws, now or hereafter in effect and affecting creditors’ rights generally.
     3.3 Conflicts. Subject to the receipt of the Third Party Consents set forth on Schedule 4.14 and except as set forth in Schedule 3.3, the execution, delivery, and performance by such Seller of this Agreement and each other agreement or instrument to which such Seller is a party delivered at Closing pursuant to this Agreement and the consummation of the transactions contemplated herein and therein will not, with or without the giving of notice or the passage of time, or both, (a) conflict with, or result in a violation or breach of, right to accelerate or loss of rights under, or result in the creation of any Encumbrance under or pursuant to, any provision of (i) the Organizational Documents of such Seller (if any), (ii) any franchise, mortgage, deed of trust, lease, license, instrument, agreement, consent, approval, waiver or understanding to which such Seller is a party or by which such Seller is bound or (iii) any Law or any order, judgment, writ, injunction or decree to which such Seller is a party or by which such Seller may be bound or affected, or (b) except as set forth in Schedule 4.14, require the approval, consent or authorization of, prior notice to or filing or registration with, any Governmental Entity or any other Person. Such Seller is not prohibited from consummating the transactions contemplated hereby by the provision in the WRI bylaws that prevents a stockholder from selling or otherwise transferring WRI common stock without first making it available to be purchased by WRI or stockholders of WRI at the same price and terms as the stockholder could sell the stock to another party.
     3.4 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against such Seller.
     3.5 Title to Shares.
          (a) Such Seller owns beneficially and of record the number of Shares set opposite such Seller’s name in Schedule 3.5 hereof (provided, however, that such number may change prior to closing for Sellers who are employees and receive additional shares at or prior to Closing as compensation, but, in such event, such shares shall be incorporated into these representations and a revised Schedule 3.5 delivered to Buyer at or prior to Closing), and such Shares will be transferred to Buyer free and clear of all Encumbrances. Except as set forth in Schedule 4.14, no Shares owned by such Seller are subject to any restriction with respect to their transferability (other than restrictions on transfer under applicable federal and state securities Laws).
          (b) Except as set forth in Schedule 4.14, there are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversions or other rights, contracts, agreements, commitments or understandings of any kind obligating such Seller to sell, purchase or return any shares of capital stock of WRI or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of, or other ownership interest in, WRI.
     3.6 Foreign Person. Such Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
AS TO THE PURCHASED COMPANIES AND THEIR ASSETS
     Sellers hereby represent and warrant to Buyer as follows:
     4.1 Organizational Matters.
          (a) WRI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Louisiana, with full power to carry on its business as it is conducted, and to own, lease and operate its assets. WRI is duly authorized to do business and is in good standing in such other jurisdictions in which WRI is required to be so authorized. The articles of incorporation and the bylaws and all amendments thereto, and the minute books, stock ledgers and stock transfer records of WRI furnished to Buyer for review are accurate and complete as of the date hereof.
          (b) WSF is a corporation duly organized, validly existing and in good standing under the Laws of the State of Louisiana, with full power to carry on its business as it is conducted, and to own, lease and operate its assets. WSF is duly authorized to do business and is in good standing in such other jurisdictions in which WSF is required to be so authorized. The certificate of incorporation and the bylaws and all amendments thereto, and the minute books, stock ledgers and stock transfer records of WSF furnished to Buyer for review are accurate and complete as of the date hereof.
     4.2 Capitalization.
          (a) The authorized capital stock of WRI consists solely of 1,000,000 shares of common stock, no par value per share, of which 378,668 shares are issued and outstanding and constitute the Shares; provided, however, that WRI reserves that right to issue more shares of Common Stock, no par value, at or prior to the Closing as long as all such shares shall become subject to this Agreement upon issuance and shall be sold to Buyer pursuant to this Agreement; in which event, this representation shall be deemed amended to be the amount shown on the revised Schedule 3.5 to be delivered at or prior to Closing. All of the Shares have been duly authorized, validly issued, are fully paid and non-assessable, and were issued by WRI in compliance with all applicable federal and state securities Laws. Except as set forth in Schedule 4.14, there are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversions or other rights, contracts, agreements, commitments or understandings of any kind respecting the Shares or other shares of capital stock of WRI or obligating any Seller or WRI to issue, sell, purchase, return, redeem or pay any distribution or dividend with respect to any shares of capital stock of WRI or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of, or other ownership interest in, WRI; provided, however, WRI may issue shares to its employees in payment and for release of the Incentive Payment Agreements, all of which shares shall be sold by such employees to Buyer at the Closing.
          (b) All of the issued and outstanding shares of capital stock of WSF are owned beneficially and of record by WRI, have been duly authorized, validly issued, are fully paid and non-assessable, and were issued by WSF in compliance with all applicable federal and state securities Laws. There are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind respecting the shares of capital stock of WSF or obligating WRI or WSF to issue, sell, purchase, return, redeem or pay any distribution or dividend with respect to any shares of capital stock of WSF or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of, or other ownership interest in, WSF. Neither WRI nor WSF is obligated to make any capital contribution to or other investment in any other Person, nor is either of the Purchased Companies obligated for any liabilities (as guarantor or otherwise) of any other Person)..
     4.3 Conflicts. Subject to the receipt of all Third Party Consents and except as set forth in Schedule 3.3, in Schedule 4.3 or in Schedule 4.14, the execution, delivery and performance by each Seller of this Agreement and each other agreement or instrument to which it is a party executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein and therein will not, with or without the giving of notice or the passage of time, or both, (a) conflict with, or result in a violation or breach of, right to accelerate or loss of rights under, or result in the creation of any Encumbrance under or pursuant to, any provision of (i) the Organizational Documents of any Purchased Company, (ii) any franchise, mortgage, deed of trust, lease, license, Permit, instrument, agreement, consent, approval, waiver or understanding to which any Purchased Company is a party or by which any Purchased Company may be bound or affected or (iii) any Law or any order, judgment, writ, injunction or decree to which any Purchased Company is a party or by which any Purchased Company may be bound or affected, or (b) require the approval, consent or authorization of, prior notice to or filing or registration with, any Governmental Entity or any other Person, except in the case of clauses (a)(ii), (a)(iii) and (b) above, where such conflicts, violations, breaches, acceleration, loss of rights, Encumbrance or failure to obtain approvals, consents, authorizations or give notice or file or register would not have a Material Adverse Effect on the Purchased Companies or the Core Assets or would conflict with such Seller’s ability to consummate the transactions contemplated hereunder.

     4.4 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against any of the Purchased Companies.
     4.5 [Intentionally left blank.]
     4.6 Violations of Laws. Except as set forth in Schedule 4.6, to Sellers’ Knowledge, there exist no violations by any of the Purchased Companies of any applicable Laws. This Section 4.6 does not cover or include any matters with respect to Environmental Laws (such matters being addressed exclusively in Section 4.17) nor does it cover any matters under applicable securities Laws.
     4.7 Litigation. Except as set forth in Schedule 4.7, there is no written claim, suit, action, investigation or other proceeding (including any arbitration proceeding) pending, or to Sellers’ Knowledge, threatened, by or before any Governmental Entity, against any of the Purchased Companies or any of the Core Assets.
     4.8 Taxes. Except as set forth in Schedule 4.8:
          (a) (i) All Tax Returns which were required to be filed by or with respect to any of the Purchased Companies have been duly and timely filed, (ii) all Taxes due on or before the Closing Date by the Purchased Companies (whether or not shown on any Tax Return) have been or will be paid, (iii) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, and (iv) each of the Purchased Companies has withheld and paid all Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code) required to have been withheld and paid in connection with any amounts paid to any employee, creditor, stockholder, or other third party.
          (b) None of the Purchased Companies has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, and no Purchased Company has requested in writing a waiver of any statute of limitations in respect of Taxes.
          (c) The unpaid Taxes of WRI and its Subsidiaries (including Taxes for which no Tax Returns were yet due) as of the date of the Interim Balance Sheet did not exceed the reserve for Taxes on such Interim Balance Sheet.
          (d) No Purchased Company has ever been a member of a combined, consolidated or unitary group for any Tax purpose, other than WSF being consolidated under the return of WRI.
          (e) No Tax Return of any Purchased Company (for a period with respect to which the statute of limitations period has not expired) has been the subject of examination or audit by the Internal Revenue Service or any other Governmental Entity.
          (f) There is no action, suit, proceeding, audit, claim, deficiency or assessment concerning Taxes of any Purchased Company either (i) claimed or raised by any Governmental Entity in writing or (ii) to the Sellers’ Knowledge, threatened.

          (g) No Purchased Company has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign law (other than with respect to the groups described in paragraph (d) above), as a transferee or successor, by contract, or otherwise, and is not a party to or bound by any contractual obligation relating to any allocation or sharing of Taxes (other than among the group of which WRI is the common parent).
          (h) No Purchased Company has received a written notice from any Governmental Entity in a jurisdiction where such Purchased Company does not file Tax Returns that such Purchased Company is or may be subject to taxation by that jurisdiction.
          (i) There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of any Purchased Company (other than statutory liens for current Taxes not yet due).
          (j) No power of attorney with respect to Taxes of any Purchased Company is currently in force.
          (k) No Purchased Company has any equity interest in another entity (other than a Purchased Company) that is classified for tax purposes as a corporation or partnership.
          (l) The Purchased Companies have made available to the Buyer true and complete copies of all material income Tax Returns filed by them with Governmental Entities for tax periods ending on or after June 30, 2002, and all requests for extensions or waivers and notices or claims given or received with respect thereto.
     4.9 Leases To Sellers’ Knowledge, WRI has not received notice of any material default under the terms and provisions of the Leases. To Seller’s Knowledge, the Leases have produced continuously, and in paying quantities (or otherwise maintained by drilling operations, payment of delay rentals or shut-in royalties), for the respective periods of time for each Lease since such Lease was acquired.
     4.10 Contracts.
          (a) Excluding any Leases and Contracts contemplated by actions taken as permitted under Section 6.2, Schedule 4.10(a) contains a complete list, and Sellers have made available to Buyer in the office of WRI true and complete copies of all contracts of the type described below to which either of the Purchased Companies is a party, together with all amendments of such contracts (collectively, all of such contracts, the “Material Contracts”):
               (i) any contract or Permit that can reasonably be expected to result in aggregate payments by either Purchased Company of more than Two Hundred and Fifty Thousand Dollars ($250,000) during the current or any subsequent fiscal year of such company (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
               (ii) any contract that can reasonably be expected to result in aggregate revenues to either Purchased Company of more than Two Hundred and Fifty Thousand

Dollars ($250,000) during the current or any subsequent fiscal year of such company (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
               (iii) any indenture, mortgage, loan, note, credit or sale-leaseback or similar contract to which either Purchased Company is bound or to which the Core Assets are subject (whether either Purchased Company is the borrower, lender or guarantor) and all related security agreements or similar agreements associated therewith;
               (iv) any contract that constitutes a lease (other than an oil and gas lease or similar lease), under which either Purchased Company is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by the Purchased Companies without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than Two Hundred Fifty Thousand Dollars ($250,000);
               (v) any contract pending for the acquisition or disposition, directly or indirectly (by merger or otherwise), of the Core Assets with a value in excess of One Hundred Thousand Dollars ($100,000) (other than inventory or sales of hydrocarbons);
               (vi) any contract granting any power of attorney with respect to the affairs of any Purchased Company;
               (vii) each employment agreement with any employee of any Purchased Company other than the Incentive Payment Agreements and WRI’s 401(k) plan; and
               (viii) any contract which is an exploration agreement, joint operating agreement, area of mutual interest agreement, farm-out or farm-in agreement and which relates to the Core Assets.
          (b) Except as set forth in Schedule 4.10(b), there exist no defaults under the Material Contracts by either of the Purchased Companies, to Sellers’ Knowledge, by any other Person that is a party to such Material Contracts, and no event has occurred that (with or without notice or lapse of time) would constitute any default under any such Material Contract by either Purchased Company or, to Sellers’ Knowledge, any other Person who is a party to such Material Contract.
          (c) Except as set forth in Schedule 4.10(c), neither Purchased Company has received from any other Person any written notice regarding an alleged default under any Material Contract. Sellers shall indemnify and hold harmless Buyer from and against the claims of Seismic Ventures described on Schedule 4.10(c).
          (d) The Material Contracts relating to the sale or purchase of products or services by the Purchased Companies have been entered into without any consideration having been paid or promised that would be in violation of any Law.
     4.11 Payables. Except as set forth in Schedule 4.11 and except for revenues held in suspense that are not material, all oil and gas production proceeds (including, without limitation,

royalties) payable by either WRI or WSF to others from the Core Assets have been paid in accordance with all of the terms and conditions of the applicable Leases and other applicable instruments. To the Knowledge of each Seller, there are no outstanding, unpaid bills or claims for the furnishing labor, materials and/or services for work upon and in the operations of the Core Assets other than for such labor, materials and/or services for which no bill (or invoice) has been received or for which such payment is not yet due in the ordinary course of the Purchased Companies’ businesses.
     4.12 No Suspense. Except as set forth in Schedule 4.12, to Sellers’ Knowledge, proceeds from the sale of all oil, condensate and gas produced from the Core Assets are being received by the Purchased Companies in a timely manner and are not being held in suspense for any reason.
     4.13 Imbalances. Except as set forth in Schedule 4.13, there exists no imbalance regarding production taken or marketed from any Lease, nor any unsettled pipeline imbalance, which could result in (e) a portion of WRI’s interest in production therefrom (in the case of any Lease) to be taken or delivered after the Closing Date without WRI receiving payment therefor and at the price they would have received absent such imbalance; (f) WRI being obligated to make payment to any Person as a result of such imbalance; or (g) production being shut-in or curtailed after the Closing Date due to non-compliance with allowables, production quotas, proration rules, or similar orders or regulations of Governmental Entities; and neither Purchased Company will be obligated, by virtue of any prepayment arrangement, take-or-pay agreement, or similar arrangement, to deliver hydrocarbons produced from the Core Assets at some future time without then receiving full payment therefor.
     4.14 Transfer Restrictions. Except as set forth in Schedule 4.14, there are no preferential rights of purchase, rights of first refusal or similar rights, or consents to assign in favor of Third Parties with respect to any of the Core Assets, the Shares, or any Purchased Company (in each case) that are applicable to the transactions contemplated hereby, including the consummation of such transactions.
     4.15 AFEs. Except as disclosed in Schedule 4.15, to Sellers’ Knowledge, there are no outstanding authorities for expenditures as of the date of this Agreement that are in excess of Fifty Thousand Dollars ($50,000).
     4.16 Equipment Condition. Except as set forth in Schedule 4.16, to Sellers’ Knowledge, all of the personal property, fixtures, equipment, and improvements included in the Core Assets are in compliance with all applicable Laws and are in a condition adequate for the uses to which they are being put, except where any non-compliance and/or inadequate condition would not have a Material Adverse Effect on the Purchased Companies or the Core Assets.

     4.17 Environmental.
          (a) Except as set forth in Schedule 4.17 and except for any Pre-Closing Title/Environmental Defects identified by Buyer in a defect notice delivered by Buyer pursuant to Section 2.5(a) on or prior to the Defect Notice Date, to Sellers’ Knowledge, the Core Assets are free of any Environmental Defect, except where any such Environmental Defect, individually or in the aggregate with other Environmental Defects, would not have a Material Adverse Effect on the Purchased Companies or the Core Assets.
          (b) Except as set forth in Schedule 4.17, with respect to the Core Assets, the Purchased Companies have not entered into, or is not subject to, any agreements, consents, orders, decrees, judgments, licenses or permit conditions, or other directives of Governmental Entities in existence at this time based on any Environmental Laws that relate to the future use of any of the property and that require any change in the present conditions of any of the property owned by the Purchased Companies.
          (c) Except as set forth in Schedule 4.17, none of the Purchased Companies has received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property that: (i) interferes with or prevents compliance by the Purchased Companies with any Environmental Law or the terms of any license or permit issued pursuant thereto or (ii) gives rise to or results in any liability of the Purchased Companies to any Person.
     4.18 Licenses and Permits.
          (h) Except as set forth in Schedule 4.18, to Sellers’ Knowledge, the Purchased Companies or the operators of the Core Assets hold all Permits necessary to carry on operations connected with the Core Assets as currently conducted, except where the failure to obtain such Permits would not have a Material Adverse Effect on the Purchased Companies or the Core Assets.
          (i) Except as set forth in Schedule 4.18, to Sellers’ Knowledge, the Purchased Companies are in compliance with the terms, provisions and conditions of each of the Permits of the Purchased Companies, except where the failure to be in compliance would not have a Material Adverse Effect on the Purchased Companies or the Core Assets.
          (j) Sellers have made available to Buyer in the offices of WRI true and complete copies of (i) all material Permits of the Purchased Companies and (ii) any and all pending applications of additional Permits that have been submitted to any Governmental Entity by or on behalf of any Purchased Company.
     4.19 Assets and Liabilities·Except liabilities for (a) taxes that are not yet due and payable and (b) as set forth in Schedule 4.19, WRI does not own any assets nor have any liabilities (contractual or otherwise) other than (i) the Core Assets, (ii) its equity interests in WSF, and (iii) the other assets and liabilities disclosed on its Interim Balance Sheet; and WRI is not a partner (general or limited), joint venturer or participant in any partnership, joint venture, mining partnership or other unincorporated association. Except liabilities for (a) taxes that are not yet due and payable and (b) as set forth in Schedule 4.19; WSF does not own any assets, nor have any liabilities (contractual or otherwise) other than as shown on the Interim Balance Sheet, and WSF is not a partner (general or limited), joint venturer or participant in any partnership, joint venture, mining partnership or other unincorporated association.
     4.20 Brokers’ Fees. None of the Sellers nor the Purchased Companies has incurred or will incur any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of transactions contemplated hereby, except for brokers’ fees to Albrecht & Associates, Inc. No Seller or any Affiliate of Seller has incurred or will incur any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated hereby for which Buyer or any Affiliate of Buyer is or will be responsible.
     4.21 Bank Accounts. Schedule 4.21 sets forth (a) the name of each financial institution in which any Purchased Company has deposit or checking accounts or safe deposit boxes and (b) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto.
     4.22 Title to Core Assets. Except as set forth in Schedule 4.22 and except for any Pre-Closing Title/Environmental Defects identified by Buyer in a defect notice delivered by Buyer pursuant to Section 2.5(a) on or prior to the Defect Notice Date, WRI’s titles to the Core Assets are free of any Title Defects, except where any such Title Defect, individually or in the aggregate with other Title Defects, would not have a Material Adverse Effect on Purchased Companies or the Core Assets. Sellers shall make available to Buyer in the offices of WRI all deeds, leases, bills of sales, documents of title, abstracts, surveys, plats and maps in the possession of the Purchased Companies that relate to any real property or personal property in which either of the Purchased Companies has an interest.
     4.23 Operations. Except as set forth in Schedule 4.23 and except as would not have a Material Adverse Effect, to Sellers’ Knowledge, all Wells in which WRI owns a Working Interest on the Core Assets have been drilled and (if completed) completed, operated and produced and, where applicable, plugged and abandoned, within the boundaries of the applicable real property or within the limits otherwise permitted by Contract, pooling, unitization agreement or force pooling order, and are in compliance in all respects with applicable Leases. Sellers are not aware of any efforts to remove WSF as operator of any of the Leases on which it currently is operator.
     4.24 Employment Matters. The Purchased Companies are in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes. Neither Purchased Company is a party to any labor or collective bargaining agreement respecting its employees. No labor organization or group of employees has made a pending demand for recognition, there are no representation proceedings pending with a labor relations tribunal and there is no threatened organizing activity respecting the employees of the Purchased Companies. There are no strikes, work stoppages, slow-downs, lockouts or other labor disputes respecting the employees of the Purchased Companies. There are no complaints, charges, claims or grievances, pending or threatened, arising out of the employment relationships respecting the employees or any former employees of the Purchased Companies. Sellers have heretofore provided to Buyer a complete and accurate list of the following information for each employee of the Purchased Companies (including each such employee on leave of absence or layoff status): name; job title; current compensation; accrued vacation; and service credited for benefit purposes. Except as set forth in the Incentive Payment Agreements, no bonuses or other amounts shall be payable to employees of the Purchased Companies in connection with the Closing; and as of the Closing, the Purchased Companies shall have terminated all of their employees and officers, paid all salaries and bonuses (including incentive payments and stock bonuses) and obtained waivers of all claims against the Purchased Companies. Notwithstanding the above or any other provision in this Agreement, Sellers and WRI represent and warrant that neither WSF nor WRI has any employees as of the date hereof or the Closing, but “leases” all employees from Creative Staffing, Inc.; and all such leases of employees shall be terminated at or prior to the Closing.
     4.25 Benefit Matters.
          (a) Schedule 4.25 sets forth a complete and accurate list of each Employee Plan sponsored by, participated in or contributed to by WRI. WSF does not sponsor nor participate in any other Employee Plans. Prior to Closing, WRI shall transfer its 401(k) plan to another company.
          (b) With respect to each Employee Plan, the Company has heretofore delivered to Buyer complete and correct copies of each of the following documents (including all amendments to such documents), as applicable:
          (i) the Employee Plan or a written description of any Employee Plan not in writing;
          (ii) a copy of the most recent annual report or Internal Revenue Service Form 5500 Series, including all related reports required therewith;
          (iii) a copy of the most recent Summary Employee Plan Description (“SPD”), together with all Summaries of Material Modification issued with respect to such SPD and all other material employee communications relating to each Employee Plan distributed by WRI from December 31, 2004 to the date of this Agreement;
          (iv) if the Employee Plan or any obligations thereunder are funded through a trust or any other funding vehicle or through insurance, the trust or other funding agreement and the latest financial statements thereof or evidence of insurance coverage thereof;
          (v) all contracts relating to the Employee Plan with respect to which the WRI or any ERISA Affiliate [need to add definition] may have any material liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements;
          (vi) if the Employee Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter or opinion letter received from the Internal Revenue Service; and
          (vii) all material communications between the WRI or any ERISA Affiliate and any Governmental Entity.
          (c) Except as set forth in Schedule 4.25:
          (i) WRI has performed all of its material obligations under all Employee Plans. The Employee Plans have been maintained, in all material respects, in accordance with their terms and in accordance with all applicable Laws and neither the Purchased Companies nor any “party in interest” or “disqualified person” with respect to any Employee Plan, has engaged in any “prohibited transaction” within the meaning of Section 4975 of the Code. WRI has made appropriate entries in their financial records and statements for all obligations and liabilities under such Employee Plans that have accrued but are not due.
          (ii) WRI, with respect to all Employee Plans, is, and each Employee Plan, is, in material compliance with ERISA, the Code and other applicable Laws. There has been no material violation of ERISA with respect to filing of applicable reports, documents and notices with any Governmental Entity or the furnishing of such documents to the participants of beneficiaries of the Employee Plans. Sellers do not have Knowledge of any pending or threatened claims against the assets of any Employee Plans or the trusts established to hold the assets of those plans or the fiduciaries of such plans or the Purchased Companies.
          (iii) The Purchased Companies do not maintain nor have they established any welfare benefit plan which provides for retiree, medical liabilities or continuing benefits or coverage for any participant or any beneficiary of any participant after such participant’s termination of employment except as may be required under Part 6, Title 1 of ERISA, as amended, commonly known as COBRA.
          (iv) The Purchased Companies have not maintained or established, or ever participated in, a multiple employer welfare benefit arrangement within the meaning of Section 3(40)(A) of ERISA.
          (v) Except as provided for in the Incentive Payment Agreements, no present of former employees of the Purchased Companies are covered by any employment agreements or plans that provide or will provide severance pay, retirement benefits, post termination health or life insurance benefits or any similar benefits, and the consummation of the transactions contemplated herein shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to the Purchased Companies under Section 4899 and 280G of the Code, respectively.
          (vi) Except as provided for in the Incentive Payment Agreements, neither the execution of this Agreement nor the consummation of the transactions contemplated herein will result in any payment becoming due to any employee or group of employees of the Purchased Companies.
          (vii) With respect to each of the Employee Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code, the Purchased Companies have received a currently effective determination letter or opinion letter from the IRS stating that it is so qualified, such letter has not been revoked, and, to the Knowledge of the Sellers, no event has occurred that would be reasonably likely to affect such qualified status. No fund established under an Employee Plan is intended to satisfy the requirements of Section 501(c)(9) of the Code.
     4.26 [Intentionally left blank.]
     4.27 Financial Statements. Sellers have delivered to Buyer: (a) “Consolidated Statement of Assets, Liabilities and Stockholders’ Equity – Income Tax Basis” of WRI and its Subsidiaries as of June 30, 2002, June 30, 2003, June 30, 2004 June 30, 2005, and the related ”Consolidated Statements of Revenues and Expenses – Income Tax Basis,” “Consolidated Statements of Changes in Stockholders’ Equity – Income Tax Basis,” “Consolidated Statements of Cash Flows – Income Tax Basis”, together with the ”Notes to Consolidated Financial Statements” thereto of Burroughs, Burroughs, Kovalsky & Matthews, L.L.P., independent certified public accountants, and (b) the Interim Balance Sheet. Based upon information of which Sellers are aware as of the date hereof, such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity (other than the Interim Balance Sheet), and cash flow of WRI and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with AMA-T and the normal and recurring policies of WRI, subject, in the case of Interim Balance Sheet, to normal recurring year-end adjustments and the absence of notes and subject to the exclusion of assets, operations and appropriate matters related to the assets sold or to be sold pursuant to the Non-core Asset Purchase Agreement. Subject to such adjustments and exclusions with respect to the Interim Balance Sheet, the financial statements referred to in this Section 4.27 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than WSF is required by AMA-T to be included in the consolidated financial statements of WRI.
     4.28 Absence of Certain Changes and Events. Except as set forth in Schedule 4.28 and Schedule 6.2, since September 30, 2005 none of the Purchased Companies has:
          (a) amended its Organizational Documents;
          (b) paid or increased any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entered into any employment, severance, or similar contract with any director, officer, or employee;
          (c) except in the ordinary course of business, adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of the directors, officers and employees of the Purchased Companies, or taken any such action with respect to any other Employee Benefit Plan;

          (d) cancelled, compromised, waived or released any claims or rights with a value to any Purchased Company in excess of Two Hundred Thousand Dollars ($200,000);
          (e) made any change in the accounting methods or principles used by any Purchased Company, except for the exclusions and adjustments described above in regard to the Interim Balance Sheet;
          (f) borrowed or agreed to borrow any funds or issued any note, bond or other debt security, or guaranteed any indebtedness for borrowed money or capitalized lease obligation, except liabilities incurred in the ordinary course of business, none of which would reasonably be expected to result in an impact greater than One Hundred Thousand Dollars ($100,000);
          (g) merged or consolidated with any other Person;
          (h) made any loan to, or entered into any other transaction with, any of the directors, officers and employees of the Purchased Companies outside the ordinary course of business;
          (i) made any other change in employment terms for any of the directors, officers and employees of the Purchased Companies outside the ordinary course of business; or
          (j) entered into any agreement, whether oral or written, by any Purchased Company to do any of the foregoing.
     4.29 Books and Records. Sellers have made available to Buyer in the offices of WRI the books of account, minute books, stock record books, and other organizational and accounting records of the Purchased Companies. At the Closing all of such books and records will be in the possession of the Purchased Companies.
     4.30 Insurance. Sellers have made available to Buyer in the offices of WRI true and complete copies of all policies of insurance to which any Purchased Company is a party or under which any Purchased Company, or any director of any Purchased Company, is covered.
     4.31 Intellectual Property. Except in regard to certain seismic agreements and data and other data, analyses and reports related to the Core Assets, the Purchased Companies do not own or license any Intellectual Property. No Third Party has asserted any interest in the Intellectual Property of the Purchased Companies nor has any Third Party alleged that any Purchased Company has infringed on any Intellectual Property of such Third Party. The Purchased Companies do not interfere with, infringe upon or misappropriate any Intellectual Property rights of Third Parties as a result of the operation of their businesses, as currently conducted.
     4.32 Restrictions on Business Activities. Except for this Agreement, to Sellers’ Knowledge, there is no (a) agreement binding upon any Purchased Company or (b) judgment, injunction, order or decree to which a Purchased Company is a party, (in each case) that would have the effect of prohibiting the conduct of the business of any Purchased Company as presently conducted.

     4.33 P&A Obligations. Except as set forth in Schedule 4.33, to Sellers’ Knowledge:
          (a) there is no Well in which WRI owns a Working Interest that has not been plugged and abandoned that either Purchased Company is currently obligated by Law or Contract to plug and abandon, or that either Purchased Company will be obligated by Law or Contract to plug and abandon with the lapse of time or notice or both, because such Well is not currently capable of producing Hydrocarbons in commercial quantities and there is no Well in which WRI owns a Working Interest that is subject to exceptions to a requirement to plug and abandon issued by a Governmental Entity having jurisdiction over such Well; and
          (b) all Wells in which WRI owns a Working Interest have been produced in material compliance with allowables allocated thereto by the applicable Governmental Entity.
     4.34 Government Leases. WRI has both federal Leases and Leases with the State of Louisiana and subdivisions thereof.
     4.35 Seismic Data. None of the Purchased Companies owns any seismic or similar data where the transactions contemplated by this Agreement will trigger a payment or other transfer penalty.
     4.36 No Sales of Oil and Gas Properties. Except (a) for sales made or to be made pursuant to the Non-core Asset Purchase Agreement, (b) for sales of Hydrocarbons produced from the Core Assets, (c) the matters set forth in Schedule 6.2, and (d) as would not have a Material Adverse Effect, WRI has not sold or transferred its interest in any Leases, mineral interests, overriding royalty interests, reversionary interests, net profit interests or any mineral properties.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Sellers as follows:
     5.1 Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power to carry on its business as it is conducted and to own, lease, and operate its assets.
     5.2 Authorization; Enforceability. Buyer has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been duly and validly authorized by Buyer. This Agreement and all other agreements and instruments to be executed by Buyer in connection herewith have been duly executed and delivered by Buyer, and assuming due authorization, execution an delivery of this Agreement by Seller, constitute legal, valid and binding obligations of Buyer, enforceable against Buyer, in accordance with their terms , except as such enforcement may be subject to or limited by bankruptcy, insolvency or other such similar laws, now or hereafter in effect and affecting creditors’ rights generally
     5.3 Conflicts. The execution, delivery and performance by Buyer of this Agreement and each other agreement or instrument to which it is a party executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein and therein will not, with or without the giving of notice or the passage of time, or both, (a) conflict with, or result in a violation or breach of, the right to accelerate or loss of rights under, or result in the creation of any Encumbrance under or pursuant to, any provision of (i) the Organizational Documents of Buyer, (ii) any franchise, mortgage, deed of trust, lease, license, Permit instrument, agreement, consent, approval, waiver or understanding to which Buyer is a party or by which Buyer may be bound or affected or (iii) any Law or any order, judgment, writ, injunction or decree to which Buyer is a party or by which Buyer may be bound or affected; or (b) require the approval, consent or authorization of, prior notice to, or filing or registration with any Governmental Entity, except in the case of clauses (a)(ii), (a)(iii) and (b) where such conflicts, violations, breaches, acceleration, loss of rights, Encumbrance or failure to obtain approvals, consents, authorizations or give notice or file or register would not have a Material Adverse Effect on Buyer or the transactions contemplated hereby.
     5.4 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against Buyer.
     5.5 Brokers’ Fees. Neither Buyer nor any Affiliate of Buyer has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated hereby for which any Seller or any Affiliate of a Seller will be responsible.
     5.6 Investment Intent. Buyer is acquiring the Shares for its own account and with the present intention of holding the Shares solely for investment. Buyer acknowledges that the Shares have not been, and will not be, registered under the Securities Act of 1933, or any state securities Laws. Buyer is able to bear the risk of an investment in the Shares, including risks associated with holding the Shares for an extended period of time. Buyer has no intention as of the date hereof of selling the Shares in a public distribution in violation of federal securities Laws or any applicable state securities Laws. Buyer is an accredited investor, as that term is defined in Regulation D issued by the Securities and Exchange Commission.
     5.7 Independent Investigation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, subject to the express representations of Sellers set forth in Article III and Article IV, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Core Assets and (b) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Purchased Companies and the Core Assets.
     5.8 Availability of Funds. Buyer shall have, as of the Closing Date, sufficient funds with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Confidentiality. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary but subject to the next sentence of this Section 6.1,

the terms of the Confidentiality Agreement shall remain in full force and effect with respect to information regarding the Purchased Companies and the Core Assets. If Closing of the transaction contemplated under the terms of this Agreement occurs, the Confidentiality Agreement shall terminate (which termination shall be effective as of Closing).
     6.2 Conduct of Business. Except for the matters set forth in Section 4.24, Schedule 6.2 and Schedule 4.3, Sellers agree that from and after the date hereof until Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer, to and to cause the Purchased Companies to:
          (a) operate the Purchased Companies and their businesses in the usual, regular and ordinary manner consistent with past practice ;
          (b) use reasonable efforts to maintain the assets of each of the Purchased Companies, including the Core Assets, in a state of repair, order and condition consistent with past practice;
          (c) maintain the books of account and records relating to each of the Purchased Companies in the usual, regular and ordinary manner, in accordance with the usual accounting practices of each such Person;
          (d) promptly notify Buyer of any emergency or other change which would have a Material Adverse Effect on the Purchased Companies or the Core Assets;
          (e) not (i) issue, sell or otherwise dispose of any equity interests in any Purchased Company; (ii) grant any options or warrants or other rights to purchase or otherwise acquire any securities in any Purchased Company; (iii) adopt any additional Employee Plans; (iv) directly or indirectly redeem, purchase or otherwise acquire any Shares; (v) effect a split or reclassification of any capital of any Purchased Company or recapitalization of any Purchased Company; (vi) amend the Organizational Documents of any Purchased Company; (vii) borrow, except for working capital purposes and except in the ordinary course of business, any funds, or guarantee the obligations of others; (viii) waive any rights of substantial value of the Purchased Companies; (ix) enter into an agreement, contract or commitment that if entered into prior to the date of this Agreement, would be required to be listed in a Schedule attached to this Agreement, or materially amend or change the terms of any such agreement, contract or commitment; (x) make or change any election with respect to Taxes; (xi) adopt or change any accounting method; (xii) file any amended Tax Return; (xiii) settle any Tax claim or assessment; or (xiv) consent to any extension or waiver of any limitation period applicable to any Tax claim or assessment;
          (f) transfer, sell, mortgage, pledge, encumber or dispose of any of the material assets of any Purchased Company other than (i) the sale of hydrocarbons in the ordinary course of business, (ii) the sale of assets, if not already effected, as contemplated in the Non-core Asset Purchase Agreement;
          (g) use their commercially reasonable efforts to maintain the relations and good will with suppliers, creditors, employees, agents and others having material business relationships with such Purchased Companies, except that all employees shall be terminated by the Company at or prior to the Closing;

          (h) to exercise reasonable diligence in safeguarding and maintaining secure and confidential all geological and geophysical maps, confidential reports and data and all other confidential information in the Purchased Company’s possession;
          (i) inform Buyer of all Third Party requests for funds with respects to operations on the Leases and all proposals made by Third Parties to conduct operations on or with respect to the Leases and shall not, without the prior written approval of Buyer (which consent may not be unreasonably withheld or delayed), agree to participate in any proposed operation on the Leases [For purposes of this subsection (i), the failure of Buyer to respond within five business days of a written request by Sellers is deemed to be a consent to Sellers’ proposed action or inaction];
          (j) not grant any preferential right to purchase or similar right or agree to require the consent of any Person to the transfer and assignment of the Basic Assets;
          (k) not enter into any gas sales contract or new crude oil sales or supply contract with respect to the Basic Assets which is not terminable at will on notice of 60 days or less; and
          (l) not abandon or release any of the Leases or modify or reduce its rights under any of the Leases.
          (m) except in connection with emergency operations and continuous drilling operations undertaken in the normal course of business, make or become liable for any capital expenditures which individually or in the aggregate exceeds One Hundred Thousand Dollars ($100,000).
Buyer acknowledges that WRI owns undivided interests in certain of the properties comprising the Core Assets of which neither of the Purchased Companies is the operator, and Buyer agrees that the acts or omissions of the other working interests owners (including the operators) who are not Sellers or any Affiliates of any Seller shall not constitute a breach of the provisions of this Section 6.2, nor shall any action required by a vote of working interest owners constitute such a breach so long as WRI has voted its interest in a manner that complies with the provisions of this Section 6.2.
     6.3 Third Party Consents. The parties shall use commercially reasonable efforts to obtain all Third Party Consents prior to Closing.
     6.4 Further Assurances. Sellers shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Buyer such assignments and other instruments of transfer, assignment and conveyance as shall be necessary to vest in Buyer all the right, title and interest in and to the Shares. The parties further agree to execute and deliver to each other such other documents as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     6.5 No Public Announcement. None of Buyer, the Purchased Companies, Sellers or any of their respective Affiliates shall, without the written approval of the other parties, make any press release or other public announcement concerning the transactions contemplated by this

Agreement, except as and to the extent that any such Person shall be so obligated by Law, in which case the other parties to this Agreement shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement (including communications or disclosures to lenders or rating agencies or in connection with the receipt of any consents or contractual notices) or to comply with applicable accounting, tax and disclosure obligations of any Governmental Entity. Sellers acknowledge that Buyer’s stock is publicly-traded and it is required to disclose the existence of material agreements through filings with the Securities and Exchange Commission (“SEC”) and Buyer will be required to disclose and file this Agreement with the SEC and it will become public upon such disclosure and Buyer will issue a press release immediately after the execution of this Agreement which will contain detail of the transactions contemplated herein.
     6.6 Expenses. Except as otherwise provided in this Agreement, Buyer and Sellers shall pay their respective costs and expenses (with WRI paying its and Seller’s costs and expenses through the Closing) incident to the negotiation and preparation of this Agreement and their respective performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including fees, expenses and disbursements of counsel, brokers, investment bankers and independent public accountants.
     6.7 Employee Matters. Prior to or contemporaneously with the Closing, the Purchased Companies shall (a) cause WRI’s 401(k) plan to be transferred to Winwell, L.L.C., (b) cause all payments due and owing under the Incentive Payment Agreements to the counterparties thereto, (c) obtain terminations of all Incentive Payment Agreements and waivers of all claims against the Purchased Companies from each officer and employee, and (d) will terminate, or obtain the resignations from, all employees, officers and board members of the Purchased Companies.
     6.8 COBRA. WRI shall cause a third party to satisfy the health benefit continuation requirements of Section 6.01, et seq. of ERISA or Section 4980B of the Code with respect to the Purchased Companies and all of its employees, whether terminated at or prior to the Closing.
     6.9 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article XI, Sellers will not, and will cause each Purchased Company and each of their representatives not to, directly or indirectly, solicit or initiate any inquiries or proposals from, or discuss or negotiate with, any Person (other than Buyer) relating to any transaction involving the sale of all or substantially all or any material portion of the assets of the Purchased Companies or any of the capital stock of any Purchased Company, or any merger, consolidation, business combination, or similar transaction involving any Purchased Company.
     6.10 Tax Matters.
          (a) Preparation and Filing of Tax Returns. The Buyer and the Purchased Companies shall prepare, or cause to be prepared, in a manner consistent with the Purchased Companies’ prior Tax Returns (except as otherwise required by law), all Tax Returns that (i) are required to be filed by, or with respect to, the Purchased Companies for Tax periods ending on or before the Effective Time, and for Tax periods that begin before and end after the Effective Time

(the “Straddle Period”) and (ii) are not filed as of the Effective Time. The Buyer shall cause the Purchased Companies to timely file each such Tax Return. Buyer shall cause the Purchased Companies to pay all Taxes due with respect to the period covered by each such Tax Return. Buyer shall, upon Sellers’ written request, promptly provide to Sellers a copy of any or all tax returns prepared or filed by WRI (and/or any party consolidated with WRI) and attributable to any portion of the Straddle Period.
          (b) Liability for Taxes. Except as provided for in Section 6.10(c), Buyer shall be responsible for the payment of and shall defend, indemnify and hold the Seller Group harmless from and against all Taxes of the Purchased Companies for all periods, whether related to dates and events occurring prior to and/or after the Effective Time, as well as any Losses arising out of, resulting from or attributable to such Taxes.
          (c) Adjustment to the Purchase Price for Pro Rata Straddle Period Tax Obligations.
               (i) Determining Pro Rata Straddle Period Tax Obligations. Notwithstanding subsections (a) and (b) above, Buyer shall within ninety (90) days after the Closing prepare and deliver to Sellers pro forma federal and state income tax returns for WRI and its Subsidiaries for the Straddle Period computed as if the tax year for such Straddle Period ended as of the Effective Time (collectively, the “Straddle Period Returns”). The Straddle Period Returns shall be prepared in a manner consistent with the Purchased Companies’ prior Tax Return (including, without limitation, not treating Buyer as having made an IRC Section 338 election), except as would otherwise have been required by law had the transactions contemplated in this Agreement not closed. In addition, any payments or distributions made to employees of WRI by the Purchased Companies that are classified as “excess parachute payments” as defined in Code Section 280G shall be treated as non-deductible to the Purchased Companies for purposes of the Straddle Period Tax Returns. Sellers shall have fifteen (15) days thereafter to review the Straddle Period Returns and to either agree with such returns or deliver to Buyer written comments suggesting changes to such returns to make the returns a more accurate depiction of such fictitious tax period. Sellers’ failure to deliver written comments to Buyer within such fifteen (15) day period shall be deemed to be an agreement by Sellers to the Straddle Period Returns as proposed by Buyer. If the Sellers timely deliver written comments to such Straddle Period Returns, then Buyer shall have ten (10) days to review Sellers’ comments and either agree to such comments or disagree with such comments. If Buyer fails to timely respond to Sellers’ comments, then Buyer shall be deemed to have agreed to the Straddle Period Tax Returns, as adjusted pursuant to Sellers’ comments. If Sellers and Buyer are unable to agree to the Straddle Period Return in the manner set forth above, then each of Buyer and Sellers shall within fifteen (15) days after the running of the ten (10) day response period above summarize its position with regard to such dispute in a written document of twenty-five pages or less and submit such summaries to the Accounting Arbitrator, together with any other documentation such party may desire to submit. Within thirty (30) Business Days after receiving the parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Sellers’ position or Buyer’s position with respect to the outstanding issues regarding the Straddle Period Return, based on the materials described above and based upon the books and records of the Purchased Companies. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Sellers and Buyer and will be enforceable against any of the parties in any court of competent jurisdiction. The fees of the Account Arbitrator shall be borne and paid one-half by Sellers and one-half by Buyer. The amount of the tax liability (or overpayment) agreed to as provided for above (whether by agreement, inaction or the determination of the Tax Arbitrator) shall be referred to in this Agreement as the “Final Adjusted Tax Liability.”
               (ii) Adjustment in Purchase Price for Straddle Period Tax Obligations. In order to apportion appropriately among the parties the portion of the federal and state income Taxes that are allocable to the portion of the Straddle Period ending on the Effective Time, the Sellers shall pay to the Buyer (or the Buyer shall pay to the Sellers) as an adjustment to the Purchase Price, the agreed amount (the “Tax Adjustment Amount”) by which the Final Adjusted Tax Liability exceeds (or is less than) the estimated Final Adjusted Tax Liability used for the adjustment in the Purchase Price made at Closing pursuant to Section 1.4. The payment by the Sellers to the Buyer (or by the Buyer to the Sellers) under this Section 6.10(c)(ii) shall be effected as part of the adjustment to the Purchase Price made pursuant to Section 1.5 to determine the Final Price by incorporating the Tax Adjustment Amount into the Final Adjustments Statement. Such adjustment to the Purchase Price shall be Buyer’s and Sellers’ sole remedy for the obligations owed pursuant to this Section 6.10(c)(ii).
          (d) The covenants provided in this Section 6.10 are in addition to, but not in duplication of, the indemnities provided in Article IX. The provisions of Article IX, including the limitations of Section 9.2(b) shall apply to claims for indemnification and breaches of covenants and other payments under this Section 6.10; provided, however, that to the extent any procedural provisions of Section 9.4 are inconsistent with the procedural provisions of Section 6.10, such provisions of Section 6.10 shall apply.
     6.11 Post-Closing Assistance. The Sellers who own the company that will employ WRI’s employees after the closing and the Sellers who are WRI employees covenant and agree that for a period of sixty (60) days after the Closing, such employees will be allowed to, and shall, provide to Buyer reasonable assistance on an as-needed basis during normal business hours in order to help Buyer transfer management of the Purchased Companies to its control. In particular, such employees shall provide assistance in transferring and converting accounting systems, transferring records and knowledge and expertise of the historical operation of the Core Assets. In addition, whether during or after such sixty (60) day period, if it is determined that final short period federal or state income tax returns are required to be filed by the Purchased Companies, Sellers further agree that such employees will be allowed to and shall assist Buyer in the preparation of such return. Buyer shall pay to the employer of such employees the equivalent of the pro rated salaries such employees are earning during the periods so assisting Buyer. Sellers do not warrant, and Buyer waives any implied warranties, as to the quality of the assistance or opinions provided, except that such assistance and opinions shall be given in good faith.
     In addition, Sellers agree that prior to Closing such employees shall co-operate with and reasonably provide assistance to, Buyer and Buyer’s accountants during normal business hours, but only to the extent such employees can provide such assistance and still complete the work expected of them by the Purchased Companies. In this regard, Sellers acknowledge that Buyer’s accountants will be auditing up to three (3) years of WRI financial statements and this process will begin prior to Closing. WRI shall make reasonable efforts to have its accounting firm assist Buyer at Buyer’s expense.
ARTICLE VII
BUYER’S CONDITIONS
     The obligation of Buyer to purchase the Shares as contemplated hereby is, at the option of Buyer, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by Buyer in writing.
     7.1 Representations, Warranties and Covenants. The representations and warranties of Sellers contained in Article III and Article IV of this Agreement shall be true and correct in all material respects (or, to the extent such representations and warranties are qualified by materiality, in all respects) on and as of the Closing Date, in each case with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date. Except with respect to the representations and warranties set forth in Article III (all of which shall be true and correct as set forth in the preceding paragraph without limitation) for purposes of the foregoing, it shall not be deemed to be a failure of a representation or warranty of Sellers contained in Article III or IV of this Agreement to be true and correct in all material respects (or, to the extent such representation or warranty is qualified by materiality, in all respects) on and as of the Closing Date if (a) such failure, together with all other failures of any representation or warranty of Sellers contained in Article III or IV of this Agreement to be true and correct in all material respects (or, to the extent such representation or warranty is qualified by materiality, in all respects) on and as of the Closing Date, would not result in a loss in excess of the Materiality Threshold, or (b) such failure would otherwise result in an adjustment to the Purchase Price pursuant to Section 1.3 of this Agreement (excluding Section 1.3(b)(vi)). Notwithstanding anything to the contrary set forth in this Agreement but subject to the preceding sentence, in the event that Buyer discovers and/or Sellers or the Purchased Companies disclose at or prior to Closing that any representation or warranty of Sellers contained in Article III or IV of this Agreement will fail to be true and correct in all material respects (or, to the extent such representation or warranty is qualified by materiality, in all respects) on and as of the Closing Date and such failure (together with all other such failures) would not result in a loss in excess of the Materiality Threshold, then Buyer will notify Sellers of Buyer’s estimate of the loss in value due to such failure. Sellers and Buyer shall use their reasonable efforts to agree upon the amount of any such loss in value and the Purchase Price shall be reduced by the agreed upon amount and Buyer and Sellers shall proceed with Closing. If Sellers and Buyer are unable to agree upon whether there is any failure of a representation or warranty made by Sellers contained in Article III or IV of this Agreement to be true and correct in all material respects (or, to the extent such representation or warranty is qualified by materiality, in all respects) on and as of the Closing Date or any adjustment therefor, then Sellers or Buyer shall within two (2) Business Days of the then proposed Closing Date submit the dispute to an attorney selected by Sellers and Buyer who is a Person familiar with mergers and acquisitions law in the State of Louisiana (the “Consultant”) and the costs of such Consultant will be borne and paid one-half by Sellers and one-half by Buyer. Sellers and Buyer will each present the Consultant a written statement of its position on the dispute in question not later than one (1) Business Day after the dispute has been submitted to the Consultant. Within two (2) Business Days following the submission of a matter to the Consultant, the Consultant shall make a determination of the dispute, choosing either Sellers position or Buyer’s position with respect to such dispute. The decision of the Consultant will be final, conclusive and binding on Sellers and Buyer and will be enforceable against any of the parties in any court of competent jurisdiction. Subject to Section 11.1(f), the Closing Date will be extended in order to resolve any such dispute submitted to the Consultant for resolution.
     7.2 Performance. Each and all of the agreements and covenants of Sellers to be performed or complied with by Sellers on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects.
     7.3 Closing Delivery by Sellers. Sellers shall have delivered, or be standing ready to deliver to Buyer at Closing:
          (a) the certificate(s) representing one hundred percent (100%) of the issued and outstanding Common Stock of WRI, and WSF together with stock powers for such shares executed and dated as of the Closing Date;
          (b) resignations from all employees, officers and directors of the Purchased Companies;
          (c) releases in the form of Exhibit D between the Purchased Companies and each officer and director thereof releasing each other from all claims by the other and providing for the resignation of the directors and officers and releases from all the employees (or leased employees) of the Purchased Companies in form reasonably satisfactory to Buyer;
          (d) the Post-Closing Escrow Agreement executed on behalf of Sellers;
          (e) the WC Adjustment Escrow Agreement executed on behalf of Sellers;
          (f) the Title/Environmental Escrow Agreement executed on behalf of Sellers, if applicable;
          (g) a certificate executed by each of the Sellers certifying with respect to the matters set forth in Section 7.1 and 7.2 as to such Seller; and
          (h) a separate certificate furnished by each Seller stating that such Seller is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2).
     7.4 No Litigation. No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect or threatened that prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened by any Person (other than Buyer or its Affiliates) seeking to prevent the sale of the Shares or asserting that the sale of all or a portion of the Shares would be unlawful.

     7.5 No Claim Regarding Share Ownership. No written claim shall have been made by any Person asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Purchased Companies.
     7.6 No Material Adverse Effect. There shall not have occurred a Material Adverse Effect as to the Purchased Companies or the Core Assets. For purposes of this Section 7.6, the term Material Adverse Effect shall mean one or more event, circumstance, condition, development or occurrence causing, resulting in or having (excluding any changes in oil, gas or other hydrocarbon commodity prices or any event or condition impacting the economy in general), or with the passage of time is likely to cause, result in or have, a material adverse effect on the business, operations, assets, financial condition, results of operation or properties of the Purchased Companies, in aggregate in excess of the Materiality Threshold.
ARTICLE VIII
SELLERS’ CONDITIONS
     The obligation of Sellers to transfer the Shares as contemplated hereby is, at the option of Sellers, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by Sellers in writing.
     8.1 Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (or, to the extent such representations and warranties are qualified by materiality, in all respects) on and as of the Closing Date, in each case with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date; and each and all of the agreements and covenants of Buyer to be performed or complied with by Buyer on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects.
     8.2 Closing Delivery Buyer shall have delivered, or be standing by ready to deliver to Sellers at Closing (a) the Purchase Price, adjusted as set forth in Section 1.3, (b) the Post Closing Escrow Agreement executed by Buyer, (c) the WC Adjustment Escrow Agreement executed by Buyer, (d) the Title/Environmental Escrow Agreement executed on behalf of Buyer, if applicable, and (e) a certificate executed by Buyer certifying with respect to the matters set forth in Section 8.1.
     8.3 No Litigation. No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect or threatened that prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened by any Person (other than a Seller or any of its Affiliates) seeking to prevent the sale of the Shares or asserting that the sale of all or a portion of the Shares would be unlawful.

ARTICLE IX
INDEMNIFICATION
     9.1 Indemnification by Buyer. Effective upon the Closing, Buyer hereby indemnifies and holds harmless each Seller, its/his officers, directors, partners, employees, agents and representatives and any and all of such Seller’s Affiliates and their officers, directors, partners, employees, agents and representatives (collectively, the “Seller Group”) from and against any and all claims, liabilities, suits, controversies, losses, costs and expenses (including, without limitation, claims for personal injury or death or property damage and including all court costs and reasonable attorneys’ fees) (collectively, “Losses”) arising out of, resulting from or attributable to any of the following: (a) any breach of any representation or warranty made by Buyer in this Agreement or the corresponding representation or warranty in the certificate delivered by Buyer pursuant to Section 8.2(e); (b) any breach of the covenants made by Buyer under this Agreement; and (c) except to the extent (and only to the extent) that Sellers are obligated to indemnify or make payments to the Buyer Group pursuant to Section 9.2 or Section 1.5, the ownership of the Purchased Companies or the ownership or operation of the Core Assets (including, without limitation, the obligations to properly plug and abandon all wells now or hereafter located on the Core Assets, surface reclamation and Environmental Claims), whether or not such Losses arose or relate to periods of time prior to or after the Effective Time.
     9.2 Indemnification by Sellers.
          (a) Except as otherwise limited by this Article IX, effective upon the Closing, each Seller indemnifies and holds harmless Buyer, its officers, directors, partners, employees, agents and representatives and any and all of Buyer’s Affiliates and their officers, directors, partners, employees, agents and representatives (collectively, the “Buyer Group”) from and against any and all Losses arising out of, resulting from or attributable to any breach of the representations and warranties made by such Seller in Article III or the corresponding representation or warranty in the certificate delivered by such Seller pursuant to Section 3.1 (except to the extent Buyer has received a Purchase Price adjustment for such items under Article I, Section 2.5 or Section 7.1 hereof).
          (b) Except as otherwise limited by this Article IX, Section 2.5(d), Section 3.2, and Section 6.10, effective upon Closing, each Seller, jointly [and not in solido (or “jointly and severally” as that term is used in the common law)] based on the pro rata portion of the Purchase Price received by such Seller, indemnifies and holds harmless each member of the Buyer Group from and against any and all Losses arising out of, resulting from or attributable to any of the following (except to the extent Buyer has received a Purchase Price adjustment for such items under Article I, Section 2.5 or Section 7.1 hereof): (i) any breach of any representation or warranty made by Sellers in Article IV or the corresponding representation or warranty in the certificate delivered by such Seller pursuant to Section 7.3(g) and (ii) any breach of any covenant made by Sellers set forth in this Agreement or the corresponding covenant in the certificate delivered by each Seller pursuant to Section 7.3 (f).

     9.3 Limits on Indemnification; Payment.
          (a) Except as set forth in clause (b) below and except with respect to a breach of Sellers’ representations, warranties or covenants set forth in Section 3.2, Section 4.8 or Section 6.10, Sellers shall have no obligation or liability under Section 9.2 unless and until the aggregate amount of the Losses suffered by the Buyer Group exceeds the Threshold Amount; provided, however, that once the amount of such Losses suffered exceeds the Threshold Amount, as adjusted with respect to the Buyer Group, Sellers shall be obligated to indemnify the Buyer Group only to the extent that such Losses exceed, and only in amounts that exceed, the Threshold Amount.
          (b) For purposes of calculating the aggregate amount of Losses claimed against Sellers, the amount of each Loss shall be reduced by any third-party insurance benefits that the Buyer Group received or are reasonably expected to be received in respect of or as a result of such Losses, less the reasonable costs incurred by the Buyer Group to recover those insurance benefits to the extent such costs are not otherwise recovered.
          (c) Notwithstanding anything in this Agreement to the contrary, except with respect to a breach of Sellers’ representations, warranties or covenants set forth in Section 3.2, should the sale contemplated in this Agreement Close (i) Sellers shall have no, and Buyer hereby waives and releases any, obligation or liability under this Agreement (including, without limitation, under Article I [except to the extent payable out of the WC Adjustment Escrow pursuant to Section 1.5], Section 4.8, Section 9.2, Section 6.10) or under the law in connection with the execution of this Agreement or the transactions contemplated by this Agreement with respect to any Losses suffered by the Buyer Group, in the aggregate, in excess of the Warranties Escrow, and (ii) the Warranties Escrow shall be the sole source of funds available to members of the Buyer Group from Sellers or their respective Affiliates with respect to any claim of indemnification or otherwise in connection with the transactions contemplated hereby following the Closing.
          (d) At any time prior to the date which is one hundred eighty (180) days following the Closing Date (the “Claim Period”), Buyer will have the right to notify Sellers in writing that Buyer is making an indemnification claim on behalf of the Buyer Group with respect to the Warranties Escrow covering the alleged breach of any surviving representation, warranty or covenant of a Seller. Such notice will specify the nature of the claim and the amount by which Buyer proposes to be paid out of the Warranties Escrow with respect to such claim. In the event Sellers dispute Buyer’s claim, Sellers will notify Buyer in writing thereof within ten (10) days after receipt of such notice. In the event Sellers and Buyer are unable to resolve such dispute within thirty (30) days after receipt by Sellers of the notice of dispute, either Buyer or Sellers may submit such dispute to arbitration as provided in Section 13.9. In the event Sellers do not dispute such claim or upon resolution of any such disputes, Sellers and Buyer shall provide joint written instructions to the Escrow Agent to pay to Buyer the amount thereof, if any. Upon the expiration of the Final Settlement Date without any pending claims, then, pursuant to joint written instructions by Sellers and Buyer, the remaining balance of the Warranties Escrow will be disbursed by the Escrow Agent to Sellers, pro rata, in accordance with the pro rata portion of the Purchase Price received by Sellers; provided, however, that in the event that there are any pending claims (excluding any disputed items with respect to the Final Price pursuant to

Article I) at the time of such expiration: (1) the sum of all claims that Buyer and Sellers agree are due to Buyershall be paid to Buyer by Escrow Agent upon the written request of both Buyer and Sellers; (2) the sum of the claimed amounts that would be payable if all of the outstanding claims were determined in favor of Buyer, shall remain in escrow; (3) the remaining balance of the Warranties Escrow after such retention will be so disbursed by Escrow Agent (pursuant to joint written instructions by Sellers and Buyer) to Sellers, pro rata, in accordance with the pro rata portion of the Purchase Price received by Sellers; (4) as each such claim is resolved, any amount retained with respect thereto that remains in escrow after such resolution will be disbursed by Escrow Agent (pursuant to joint written instructions by Sellers and Buyer) to Sellers, pro rata, in accordance with the pro rata portion of the Purchase Price received by Sellers or to the Buyer in accordance with the determination of such claim; and (5) after all such claims are determined, then, pursuant to joint written instructions by Sellers and Buyer, the remaining balance of the Warranties Escrow will be disbursed by the Escrow Agent to Sellers, pro rata, in accordance with the pro rata portion of the Purchase Price received by Sellers.
          (e) In the event of any conflict between Section 9.3 and Section 9.4, with respect to Sellers’ indemnification obligations, this Section 9.3 shall control.
     9.4 Indemnification Procedure.
          (a) If a claim arises (an “Indemnity Claim”) for which a party may have an obligation of indemnity under this Article IX or elsewhere under this Agreement (such party, the “Indemnitor”), the Person entitled to such indemnity (the “Indemnitee”) shall give the Indemnitor written notice of such claim setting forth the particulars associated with the claim (including a copy of the written underlying claim of a Third Party, if any) as then known by the Indemnitee (“Indemnity Claim Notice”). Where the underlying claim involves a claim by a Third Party (a “Third Party Claim”), the Indemnitee shall, to the extent practicable, deliver an Indemnity Claim Notice to the Indemnitor within such time as will allow the Indemnitor a reasonable period in which to evaluate and timely respond to the underlying claim; provided, however, that failure to do so shall not affect an Indemnitee’s rights hereunder except for, and only to the extent of, any incremental increase in the cost of the Indemnity Claim resulting from the failure to give notice. The delivery of an Indemnity Claim Notice shall not extend the time period set forth in Section 9.3 or Article X (as applicable to the claim), but if an Indemnity Claim Notice is given to an Indemnitor within the applicable time period (if any) with respect to such claim set forth in Section 9.3 or Article X, such Indemnity Claim Notice shall be effective, subject to the other limitations in Section 9.3 (if applicable), as to costs and expenses incurred or suffered after the expiration of any such time period, with respect to the matter described in such Indemnity Claim Notice.
          (b) Upon receipt of an Indemnity Claim Notice involving a Third Party Claim for which an Indemnitor believes it may have an obligation of indemnity under this Agreement, the Indemnitor shall, if it so elects in accordance with this Section 9.4 (without prejudice to its right to contest its obligation of indemnity under this Agreement), assume the defense of the Third Party Claim with counsel selected by the Indemnitor, and the Indemnitee shall cooperate in all reasonable respects; provided, however, that the Indemnitor will not have the authority to subject the Indemnitee to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If any Third Party Claim involves a fact pattern wherein each Party may have an obligation to indemnify the other Party, each Party may assume the defense of and hire counsel for that portion of the Third Party Claim for which it may have an obligation of indemnity. In all instances, the Indemnitee may employ separate counsel and participate in the defense of any Third Party Claim; provided, however, if the Indemnitor has assumed the defense of a Third Party Claim pursuant to this Section 9.4 and has agreed to indemnify the Indemnitee, the fees and expenses of counsel employed by the Indemnitee shall be borne solely by the Indemnitee. If (a) the underlying Third Party Claim plus all previously asserted Indemnity Claims have exceeded the Threshold Amount, if applicable in the circumstances, and (b) the Indemnitor elects by written notice to undertake the defense of the Third Party Claim within thirty (30) days after receipt of the Indemnity Claim Notice, then (i) the Indemnitor shall defend the Indemnitee against such Third Party Claim, (ii) the Indemnitor shall pay any judgment entered or settlement with respect to such Third Party Claim, (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim that (A) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnitee from all liability with respect to such Third Party Claim, and (B) would restrict such Indemnitee’s ability to conduct its business in the ordinary course, and (iv) the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the Indemnitor’s prior written consent. If the Indemnitor has not elected to undertake the defense of a Third Party Claim, or if the Indemnitor assumes the defense of a Third Party Claim pursuant to this Section 9.4 but fails to diligently defend against the Third Party Claim within thirty (30) days following any written notice from such Indemnitee asserting such failure, then the Indemnitee shall have the right to defend, at the sole cost and expense of the Indemnitor (to the extent the Indemnitee is entitled to indemnification under this Agreement), the Third Party Claim by all appropriate proceedings. In such instances, the Indemnitee shall have full control of such defense and proceedings. The Indemnitor may participate in, but not control, any defense or settlement controlled by an Indemnitee pursuant to this Section 9.4, and the Indemnitor shall bear its own costs and expenses with respect to such participation. Notwithstanding the other provisions of this Section 9.4, if the Indemnitor disputes its potential liability to the Indemnitee under this Section 9.4 and if such dispute is resolved in favor of the Indemnitor, the Indemnitor shall not be required to bear the costs and expenses of the Indemnitee’s defense pursuant to this Section 9.4. The party controlling the defense of the proceedings agrees to afford the other relevant party and its counsel the opportunity to be present at conferences with all Persons, including Governmental Entities, asserting any Indemnity Claim or conferences with representatives of or counsel for such Persons. The Indemnitor shall pay to the Indemnitee in immediately available funds any amounts to which the Indemnitee is entitled under this Article IX as agreed to by the parties or as decided by arbitration pursuant to Section 13.9, such payment to be made within fifteen (15) days after any such amounts are determined in accordance with this Agreement.
          9.5 Waiver of Certain Damages. Each of the parties expressly waives and agrees not to seek, and to cause its Affiliates not to seek, indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind with respect to any dispute arising under, related to, or in connection with this Agreement (“Punitive Damages”), the breach hereof or the transactions contemplated hereby, except to the extent any party or its/his Affiliate suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) to a Third Party in connection with a claim by a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to the recovery hereunder.
     9.6 Exclusive Remedy. If Closing occurs, the express indemnities set forth in Article IX and elsewhere in this Agreement shall be the exclusive remedies for the parties for the breach of any representation, warranty or covenant set forth in this Agreement or any claim arising out of, resulting from or related to the transactions contemplated hereby, and, except for such remedies, each of Sellers, on the one hand, and Buyer, on the other hand, hereby releases, waives and discharges, and covenants not to sue (and shall cause its Affiliates to release, waive, discharge and covenant not to sue) the other party(ies) or its/their Affiliates and all such parties’ stockholders, partners, directors, officers, employees, agents and representatives with respect to, any cause of action or Losses, including claims under state or federal securities Laws and Claims available at common Law, in equity or by statute, whether known or unknown, which the releasing party(ies) or its/their respective Affiliates have, based on, relating to or arising out of this Agreement or the ownership, use or operation of the Purchased Companies or the Core Assets.
     9.7 Express Negligence. Without limiting or enlarging the scope of the indemnification and release provisions set forth in this Agreement, to the fullest extent permitted by Law, such provisions shall be applicable regardless of whether the liabilities, Losses, costs, expenses and damages in question arise out of or result from the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of any Law or by any Indemnitee or released Person.
     9.8 Tax Treatment of Indemnification Payments. All indemnification payments pursuant to this Article IX or Article VI shall be treated as adjustments to the Purchase Price.
ARTICLE X
NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
REPRESENTATIONS, WARRANTIES AND AGREEMENTS
     10.1 Survival of Representations and Warranties. The representations and warranties of Buyer and Sellers contained herein shall survive the Closing for a period of six (6) months following the Closing; provided however, that the representations and warranties of Sellers set forth in Article III shall survive the Closing without time limit.
     10.2 Survival of Covenants. The covenants and agreements of Buyer and Sellers contained in this Agreement that are to be performed at or prior to the Closing shall survive Closing for (a) the time period(s) set forth in the respective Sections contained in this Agreement, or (b) if no time period is specified, for a period of twelve (12) months following the Closing. The covenants and agreements of Buyer and Sellers contained in this Agreement that are to be performed after the Closing shall survive Closing for (a) the time period(s) set forth in the respective Sections contained in this Agreement, or (b) if no time period is specified, without limit.

     10.3 Expiration of Survival Period. No party may bring a claim for indemnification pursuant to Article IX hereof to the extent notice of such claim is sent after the expiration of the survival periods set forth above with respect to the subject matter of such claim.
ARTICLE XI
TERMINATION
     11.1 Termination This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing by:
          (a) mutual consent of Sellers and Buyer;
          (b) Buyer, if the conditions set forth in Article VII have not been satisfied or waived by Buyer on or before the Closing Date and such conditions remain unsatisfied for a period of ten (10) days following written notice thereof from Buyer to Sellers;
          (c) Sellers, if the conditions set forth in Article VIII have not been satisfied or waived by Sellers on or before the Closing Date and, in regard to Section 8.1 and Section 8.3 only, such conditions remain unsatisfied for a period of ten (10) days following written notice thereof from Sellers to Buyer;
          (d) notwithstanding anything herein to the contrary, Sellers or Buyer if the proposed aggregate pre-Closing downward adjustments to the Purchase Price for breaches of representations and warranties made by Sellers in this Agreement exceed the Materiality Threshold provided, however, Sellers’ right to terminate hereunder shall expire if Buyer waives the proposed adjustment amount in excess of the Materiality Threshold prior to Closing; or
          (e) Buyer or Sellers pursuant to Section 2.5(a); or
          (f) Sellers or Buyer if the Closing shall not have occurred on or before June 30, 2006; provided, however, that no party shall have the right to terminate this Agreement pursuant to clause (b), (c) or (f) above if such party or its Affiliates are at such time in material breach of any provision of this Agreement.
     11.2 Liability Upon Termination. If this Agreement is terminated pursuant to any provision of Section 11.1 hereof, then, this Agreement shall forthwith become void and the parties shall have no liability or obligation hereunder except and to the extent such termination results from the willful, material breach by a party of any of its covenants or agreements hereunder; provided, however, that, if Sellers are entitled to receive the Deposit and interest earned thereon, as liquidated damages pursuant to Section 1.2(d) hereof, then such payment to Sellers shall constitute full and complete satisfaction of any and all damages Sellers may have against Buyer; further provided, however, that Section 2.1(c), Section 2.2, Section 6.1, Section 9.5, this Section 11.2, and Section 13.9, shall survive termination of this Agreement.

ARTICLE XII
DEFINITIONS OF CERTAIN TERMS
     In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits hereto and any Schedule:
     “Accounting Arbitrator” shall have the meaning given such term in Section 1.5.
     “Affiliate” shall mean, with respect to any specified Person, any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purpose of the immediately preceding sentence, the term “control” means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. For purposes of this Agreement and notwithstanding anything herein to the contrary, prior to Closing, the Purchased Companies shall be considered Affiliates of Sellers, and from and after Closing, the Purchased Companies shall be considered Affiliates of Buyer and not Sellers.
     “Agreement” shall have the meaning given such term in the introduction to the Agreement.
     “Allocated Values” shall mean the values for all of the Core Assets of as set forth on Exhibit B.
     “AMA-T” shall mean the accrual method of accounting used for income tax reporting purposes.
     “Basic Documents” shall mean all Leases; joint operating agreements; oil, gas, liquids, casinghead gas and condensate purchase, sales, processing, gathering, treatment, compression, and transportation agreements; farm-out or farm-in agreements; joint venture, limited or general partnerships; dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; servicing contracts, easement and right-of-way agreements; easements, rights-of-way, permits, licenses, servitudes or other interests appertaining to the Leases; and all other executory contracts and agreements relating to the Core Assets.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Shreveport, Louisiana, are authorized by Law to close.
     “Buyer” shall have the meaning given such term in the introduction to this Agreement.
     “Buyer Group” shall have the meaning given such term in Section 9.2(a).
     “Buyer’s Representatives” shall have the meaning given such term in Section 2.1(a).
     “Claim Period” shall have the meaning given such term in Section 9.3(d).
     “Closing” shall have the meaning given such term in Section 1.1(b).

     “Closing Date” shall mean January 6, 2006, as such date may be extended pursuant to Section 1.1(b) or Section 7.1.
     “Closing Adjustments Statement” shall have the meaning given such term in Section 1.4.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Buyer and Sellers.
     “Consultant” shall have the meaning given such term in Section 7.1.
     “Contracts” shall mean all contracts, agreements, personal property leases, relationships and commitments, written or oral, to which either of the Purchased Companies is a party or by which either of the Purchased Companies is bound, including but not limited to those listed on Schedule 4.10(a).
     “Core Assets” shall mean all assets owned by WRI or any of its Subsidiaries, including, but not limited to, all of such Person’s right, title and interest in, to and under its lands, leases and wells, including all of WRI’s and its Subsidiaries’ working interests, operating rights, mineral interests, overriding royalty interests, reversionary interests, net profits interests, net revenue interests, and any other similar or dissimilar interests, the undivided interests therein and the underlying oil, gas and mineral leasehold estates associated therewith, together with rights in any pooled or unitized acreage by virtue of any lands covered by the Leases (as described below) being a part thereof, including, but not limited to, all of WRI’s and its Subsidiaries’ right, title and interest in, to, under and derived from:
          (a) its oil, gas and mineral leases and other mineral leases and the leasehold estates created thereby (the “Leases”), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Leases being a part thereof (a “Unit”), all production from the pool or Unit allocated to any such Leases, and all interests in any Wells within the pool or Unit associated with the Leases;
          (b) the equipment and other personal (movable) and mixed property (including liquid hydrocarbon inventory in tanks), improvements, easements, rights-of-way, permits, licenses, servitudes and any other estates situated in or upon, or used or useful, or held for future use in connection with the exploration, development and production of oil, gas and other minerals, sulfur, associated gas from any of the Leases or the treatment, storage or transportation of such substances therefrom, including wells, casing, tubing, derricks, tanks, batteries, boilers, separators, rods, dehydrators, compressors, pumps, flow lines, water lines, gas lines, buildings, field offices, fixtures, machinery, gas production, gathering or processing equipment, systems or pipelines, gas marketing systems or pipelines, power lines, telephone and telegraph lines, and all other fixtures and improvements, currently located on the Leases or lands pooled therewith or located thereon as of the Effective Time;
          (c) rights and obligations resulting or derived from all Basic Documents;

          (d) all easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the above-described interests;
          (e) all Records;
          (f) all oil, gas and associated liquid and gaseous hydrocarbons stored upon or produced from the Leases after the Effective Time;
          (g) all warehouse stock and other material and equipment held for or related to operations on the Core Assets or acreage pooled thereunder;
          (h) salt water disposal systems associated with the Core Assets and the operations thereon or on acreage pooled therewith; and
          (i) all seismic, geological and geophysical data relating to the Core Assets, if any.
     “Defect Notice Date” shall mean December 28, 2005 or 10 days before the Closing Date, whichever is later.
     “Defensible Title” shall mean as to the Core Assets, such title held by WRI that, subject to and except for the Permitted Encumbrances: (i) entitles WRI to receive not less than the “Net Revenue Interest” set forth in Exhibit B for any Well or Unit of all Hydrocarbons produced, saved and marketed from such Well or Unit, (ii) obligates WRI to bear costs and expenses relating to the maintenance, development and operation of a Well or Unit in an amount not greater than the “Working Interest” set forth in Exhibit B with respect to such Well or Unit (unless there is a proportionate increase in WRI’s “Net Revenue Interest” for such Well or Unit), and (iii) is free and clear of Encumbrances and material defects.
     “Dispute Notice” shall have the meaning given such term in Section 1.5.
     “Deposit” shall have the meaning given such term in Section 1.2(b).
     “Effective Time” shall mean 12:01 a.m. on the Closing Date.
     “Employee Plans” shall mean any bonus, deferred compensation, incentive compensation (including the Incentive Payment Agreements), stock purchase, stock option, overriding royalty, net profit interest, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit sharing, pension or retirement plan, program, agreement or arrangement, or any other benefit plan of any kind whatsoever that is provided to employees or former employees of the Purchased Companies, or their beneficiaries, and each other “employee benefit plan” as defined in Section 3(3) of ERISA, whether formal or informal, written or oral and whether contributed to, or required to be contributed to, by a Purchased Company.
     “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “Environmental Claims” shall mean Losses attributable to natural resource damages, environmental remediation and restoration costs, or fines and penalties under Environmental Laws, including responsibilities under Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. §9601 et seq.) for response costs incurred as a result of hazardous substances generated from the Core Assets.
     “Environmental Defect” shall mean a condition with respect to the Core Assets that constitutes a violation of Environmental Law; provided, however, that an Environmental Defect shall not be deemed to exist for the purposes of this Agreement unless the estimated Lowest Cost Response for remedying such Environmental Defect exceeds Twenty Five Thousand Dollars ($25,000).
     “Environmental Laws” shall mean all Laws relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” shall have the meaning given such term in Section 1.2(b).
     “Escrow Agreement” shall mean the Escrow Agreement entered into among Sellers, Buyer and Escrow Agent of even date herewith.
     “Farnham” shall mean Jack D. Farnham, Jr.
     “Final Payment” shall have the meaning given to such term in Section 1.5(c).
     “Final Price” shall have the meaning given such term in Section 1.5.
     “Final Settlement Date” shall have the meaning given such term in Section 1.5(c).
     “Final Adjusted Tax Liability” shall have the meaning given such term in Section 6.10(c)(i).
     “Final Adjustments Statement” shall have the meaning given such term in Section 1.5(a).
     “Gas” shall mean all gas, whether hydrocarbon or non-hydrocarbon or any combination or mixture thereof, including hydrocarbons, hydrogen sulfide, helium, carbon dioxide, nitrogen, hydrogen and casinghead gas.
     “Governmental Entity” shall mean any national, state or local government or any subdivision thereof or any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Hydrocarbons” means, Oil, Gas and other liquid, liquefiable or gaseous hydrocarbons, and all components of any of them or produced in connection therewith.
     “Incentive Payment Agreements” shall mean collectively all of the incentive payment agreements with employees of WRI, including, without limitation, the following: (i) Winwell Resources, Inc. Annual Incentive Compensation Plan, Summary dated May, 2002; (ii) Severance Agreement, dated July 1, 1998, between WRI and Farnham; (iii) Shareholder Agreement for Chief Executive Officer, dated December 19, 1995, between WRI and Farnham, as amended effective July 1, 1998; (iv) Stock Option Agreement, dated December 19, 1995, between WRI and Farnham, as amended effective July 1, 1998; (v) Second Stock Option Agreement, dated July 1, 1998, between WRI and Farnham; (vi) Shareholder Agreement for Management Employee, dated December 17, 2002, between WRI and Bobby E. Pettitt, Jr.; (vii) Shareholder Agreement for Management Employee, dated December 17, 2002, between WRI and Steven A. Lenert; (viii) Shareholder Agreement for Management Employee, dated December 17, 2002, between WRI and Rhonda T. Briggs; (ix) Stock Option Agreement, dated July 1, 2002, between WRI and Bobby E. Pettitt, Jr.; (x) Stock Option Agreement, dated July 1, 2002, between WRI and Steven A. Lenert; (xi) Stock Option Agreement, dated July 1, 2002, between WRI and Rhonda T. Briggs.
     “Indemnitee” shall have the meaning given such term in Section 9.4(a).
     “Indemnitor” shall have the meaning given such term in Section 9.4(a).
     “Indemnity Claim” shall have the meaning given such term in Section 9.4(a).
     “Indemnity Claim Notice” shall have the meaning given such term in Section 9.4(a).
     “Intellectual Property” shall mean any trademarks, tradenames, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, technical data, or computer programs and processes and all goodwill associated therewith and the rights thereunder, owned or licensed by any Person.
     “Interim Balance Sheet” shall mean a compiled Consolidated Statement of Assets, Liabilities and Stockholders’ Equity – Income Tax Basis of WRI as of September 30, 2005, the related Consolidated Statement of Revenues and Expenses – Income Tax Basis, the Consolidated Statement of Changes in Stockholders’ Equity – Income Tax Basis, and the Consolidated Statement of Cash Flows – Income Tax Basis, for the three months ended September 30, 2005, all adjusted to reflect the Non-core Note (but not interest earned thereon) as a note receivable and exclude the assets and liabilities (and related revenues and expenses) sold by the Purchased Companies pursuant to the Non-core Assets Purchase Agreement.
     “Knowledge” shall mean, with respect to Sellers, the actual, current knowledge (without investigation) of Farnham.

     “Law” shall mean any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, order, judgment, writ, injunction or decree enacted, adopted, issued or promulgated by any Governmental Entity.
     “Leases” shall have the meaning given such term in the definition of Core Assets in this Article XII.
     “Losses” shall have the meaning given to such term as set forth in Section 9.1.
     “Lowest Cost Response” shall mean the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole, taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is consistent with Environmental Laws.
     “Material Adverse Effect” shall mean, any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time is likely to cause, result in or have) with respect to a specified Person, a material adverse effect on the business, operations, assets, financial condition, results of operation or properties of such Person, taken as a whole; provided, however, that any changes in oil, gas or other hydrocarbon commodity prices or any event or condition impacting the economy in general (in each case) shall not be deemed a Material Adverse Effect.
     “Material Contracts” shall have the meaning given such term in Section 4.10.
     “Materiality Threshold” shall mean an amount equal to five percent (5.0%) of the Purchase Price.
     “Net Revenue Interest” shall mean: (a) as to a particular Well or Unit or as to certain zones or zones in a particular Well or Unit, WRI’s share of (i) the revenue stream from Hydrocarbons produced and saved from such Well or Unit after payment of all royalty, overriding royalty and other burdens on production or (ii) if applicable, the Hydrocarbons produced and saved from such Well or Unit after payment (or deduction of proceeds from production) of all royalty, overriding royalty and other burdens on production; and (b) with respect to each Royalty Interest or ORRI Interest, WRI’s share of (i) the revenue stream from Hydrocarbons produced and saved and attributable to such Royalty Interest or ORRI Interest or (ii) if applicable, the Hydrocarbons produced and saved that are attributable to such Royalty Interest or ORRI Interest.
     “Net Working Capital” shall mean, with respect to the Purchased Companies, cash, cash equivalents, prepaid expenses and deposits (including Tax deposits), accounts receivable and the Non-core Note, less accounts payable and other current liabilities (but not to include any income tax accruals related to the Straddle Period Returns), each as recorded on such Person’s books and records as of the Effective Time in accordance with AMA-T.

     “Non-core Asset Purchase Agreement” shall mean that certain Agreement for Purchase and Sale of Assets, dated September 21, 2005, but effective as of July 1, 2005, among WSF, WRI and Winwell, L.L.C., a Louisiana limited liability company.
     “Non-core Note” shall mean that certain $23,432,000.00 promissory note, dated October 31, 2005, made by Winwell, L.L.C. payable to the order of WRI.
     “NORM” shall have the meaning given such term in Section 2.2.
     “Oil” shall mean all oil, natural crude oil or petroleum and other hydrocarbons, regardless of gravity, produced at the well in liquid form by ordinary production methods.
     “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization and operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendments to any of the foregoing.
     “ORRI Interest” shall mean an overriding royalty interest held by WRI for its own account.
     “Outstanding Indebtedness” shall mean the aggregate outstanding indebtedness for borrowed money, including principal, interest and other payments, owed by WRI and its Subsidiaries as of the Effective Time, excluding, however, any portion of such indebtedness that is included in the computation of Net Working Capital.
     “Permits” shall mean all permits, licenses, franchises, orders, certificates, registrations, approvals and other authorizations.
     “Permitted Encumbrances” shall mean any or all of the following: (a) encumbrances that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry; (b) encumbrances that arise as a result of pooling and unitization agreements, declarations, orders, or Laws to secure payment of amounts not yet delinquent; (c) encumbrances securing payments to mechanics and materialmen or securing payment of taxes or assessments that are, in either case, not yet delinquent; (d) lessor’s royalties, overriding royalties, division orders, reversionary interests and other similar burdens that do not operate to reduce the “Net Revenue Interest” of WRI in and to any Well to less than the amount set forth in Exhibit B for such Well or increase the “Working Interest” of WRI in and to any Well to greater than the amount set forth in Exhibit B for such Well (without a corresponding increase in the “Net Revenue Interest” for such Well); (e) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of any of the Core Assets, provided, however, that they do not interfere materially with the ownership, operation, value, or use of the property affected; (f) rights reserved to or vested in any Governmental Entity, to control or regulate any of the Core Assets in any manner, and all applicable Laws, of any Governmental Entity; (g) production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of

Hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; plant agreements; production handling agreements; processing agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements, and other Contracts and use restrictions, including the Material Contracts (in each case), to the extent the same (i) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business and (ii) do not operate to reduce the “Net Revenue Interest” of WRI in and to any Well to less than the amount set forth in Exhibit B for such Well or increase the “Working Interest” of WRI in and to any Well to greater than the amount set forth in Exhibit B for such Well (without a corresponding increase in the “Net Revenue Interest” for such Well); (h) preferential purchase rights; and (i) those encumbrances set forth in Exhibit C.
     “Person” shall mean a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual or a Governmental Entity.
     ”Post-Closing Defect” shall have the meaning given to such term in Section 2.5(c).
     “Post-Closing Escrow Agreement” shall mean the Escrow Agreement in the form of Exhibit A hereto, to be entered into by Sellers, Buyer and Escrow Agent at the Closing.
     “Pre-Closing Title/Environmental Defect” shall have the meaning given such term in Section 2.5.
     “Punitive Damages” shall have the meaning given to such term in Section 9.5.
     “Purchased Companies” shall mean, collectively, WRI and WSF.
     “Purchase Price” shall have the meaning given such term in Section 1.2(a).
     “Records” shall include, with respect to the Purchased Companies, all lease files, land files, operations files, well files, gas and oil sales contract files, gas processing files, accounting records and information relating to the production from and expenses attributable to the Core Assets, abstracts, title opinions, well logs, cores, production data, and all other books, files and records, information, and data (including engineering, geophysical and geological data), and all rights thereto, of the Purchased Companies insofar as the same are related to any of the Core Assets, to the extent the transfer thereof is not prohibited by existing contractual obligations with third parties.
     “Related Person” shall mean, with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified Person other than an individual, the term “Related Person” shall mean: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Related Person of any individual described in clause (ii) or (iii). For purposes of this definition, (A) the “Family” of an individual includes: (1) the individual, (2) the individual’s spouse and former spouses, (3) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (4) any other natural person who resides with such individual, and (B) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.
     “Royalty Interests” shall mean the royalty interests held by WRI for its own account as lessor (individually or jointly with another Person or Persons).
     “Seller Group” shall have the meaning given such term in Section 9.1.
     “Sellers” shall have the meaning given such term in the introduction to this Agreement.
     “Shares” shall have the meaning given such term in the recitals to this Agreement.
     “Straddle Period” shall have the meaning given such term in Section 6.10(a).
     “Straddle Period Returns” shall have the meaning given to such term in Section 6.10(c).
     “Subsidiaries” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of the shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership, limited liability company or other entity are owned directly or indirectly by such Person.
     “Tax Adjustment Amount” shall have the meaning given to such term in Section 6.10(c).
     “Taxes” shall mean (i) any federal, state, local or foreign income, profits, franchise, withholding, employment, unemployment, gross receipts, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, custom, duty, capital stock, payroll, license, employee, social security, disability, occupation and similar taxes or assessments of any kind whatsoever, including any ad valorem, property, production, excise, severance, value-added, stamp, occupation, premium, windfall profit and similar taxes and assessments based upon or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom, together with any interest, fines, additions and penalties with respect to any of the foregoing and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement, or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.
     “Tax Return” shall mean any federal, state, local or foreign return, declaration, report, claim for refund, election, extension, disclosure or information return or statement relating to Taxes, including any schedule or attachment thereto.
     “Third Party” shall mean any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.
     “Third Party Claim” shall have the meaning given such term in Section 9.4(a).
     “Third Party Consents” shall mean any consents, permissions, novations, and approvals by Third Parties, including consents and approvals of lessors, lending institutions, creditors, and appropriate regulatory agencies.
     “Threshold Amount” shall mean $1,500,000; provided, however, that in the event that no Purchase Price adjustments or escrows were made for Pre-Closing Title/Environmental Defects pursuant to Section 2.5(a) or Section 2.5(c) because the Title/Environmental Threshold was not met, then “Threshold Amount” shall mean $1,500,000 minus the mutually agreed upon (whether by Sellers and Buyer or by a Title/Environmental Expert) cost of curing all Ownership Period Pre-Closing Title/Environmental Defects set forth in a notice delivered by Buyer pursuant to Section 2.5(a) to the extent that such Ownership Period Pre-Closing Title/Environmental Defects were not cured by Sellers prior to Closing or an escrow therefore is not made pursuant to Section 2.5(c).
     “Title Defect” shall mean, excluding the matters set forth in Schedule 4.22, any encumbrance, encroachment, irregularity, or defect in WRI’s title to the Core Assets that alone or in combination with other defects in title renders WRI’s title to the Core Assets or part thereof to be less than Defensible Title; provided, however, that a Title Defect shall not be deemed to exist for the purposes of this Agreement unless the estimated cost to remedy such Title Defect exceeds Twenty Five Thousand Dollars ($25,000).
     “Title/Environmental Escrow” shall have the meaning given to such term in Section 2.5(c).
     “Title/Environmental Escrow Agreement” shall mean an agreement to be negotiated by the parties and the Escrow Agent prior to Closing containing the terms set forth in Section 2.5(c).
     “Title/Environmental Expert” shall have the meaning given such term in Section 2.5(b).
     “Title/Environmental Threshold” shall have the meaning given such term in Section 2.5(a).
     “Unit” shall have the meaning given to such term in the definition of Core Assets.

     “Warranties Escrow” shall mean an amount equal to $8,750,000.00, which amount is placed in escrow by Buyer at the Closing and held by the Escrow Agent pursuant to the Post-Closing Escrow Agreement.
     “WC Adjustment Escrow” shall mean an amount equal to $2,000,000, which amount is placed in escrow by Buyer at the Closing and held by the Escrow Agent pursuant to the WC Adjustment Escrow Agreement.
     “WC Warranties Escrow Agreement” shall mean an escrow agreement in a form substantially similar to Exhibit A hereto, to be entered into by Sellers, Buyer and Escrow Agent at the Closing.
     “Wells” shall mean the wells included in the Core Assets, including those set forth in Exhibit B.
     “Working Interest” shall mean, as to a particular Well or Unit or as to a particular zone in a Well or Unit, the percentage of costs and expenses related to the maintenance, exploration, drilling, completion, development, operation and plugging and abandonment of such Well, Unit or zone.
     “WRI” shall have the meaning given such term in the introduction to this Agreement.
     “WSF” shall have the meaning given such term in the recitals of this Agreement.
ARTICLE XIII
MISCELLANEOUS
     13.1 Notices. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (a) in person, (b) by courier, (c) by overnight delivery service with proof of delivery, (d) by prepaid registered or certified first-class mail, return receipt requested, in each such case addressed to the respective party at the address set forth below or (e) if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:
If to any Sellers and/or (pre-closing) WRI, to:
Jack D. Farnham, Jr.
416 Travis Street, Suite 910
Shreveport, Louisiana 71101
Facsimile: (318) 227-0736
Confirm: (318) 424-4986

With a copy to:
Wiener, Weiss and Madison, A Professional Corporation
333 Texas Street, Suite 2350
Shreveport, Louisiana 71101
Attention: Donald B. Wiener
Facsimile: (318) 424-5128
Confirm: (318) 213-9271
If to Buyer, to:
Petrohawk Energy Corporation
1100 Louisiana, Suite 4400
Houston, Texas 77002
Attention: Floyd C. Wilson
Confirm: (832) 204-2700
Facsimile: (832) 204-2800
With a copy to:
Hinkle Elkouri Law Firm, LLC
301 North Main, Suite 2000
Wichita, Kansas 67202
Attention: David S. Elkouri
Confirm: (316) 660-6111
Facsimile: (316) 264-1518
or to such other address or facsimile number and to the attention of such other Person as either party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing. Buyer agrees to not contact any Seller directly, but only as set forth above, except that Buyer may contact Sellers directly to serve suit or arbitration notice pursuant to this Agreement.
     13.2 Authorization by Sellers. Each Seller (other than Farnham) by its/his execution hereof, hereby irrevocably authorizes Farnham, on behalf of Sellers, to provide all notices on behalf of Sellers, to make all decisions that are to be made by Sellers under this Agreement, to exercise or waive any rights of Sellers under this Agreement and to take all other actions to be taken by Sellers under this Agreement, including such matters to the extent arising after the Closing. Any action or inaction of Farnham under or pursuant to this Agreement shall be binding upon all the Sellers as if performed by all the Sellers, and, thus, whenever the “Sellers” are authorized, empowered or directed to exercise any right, take any action or inaction or make any decision or determination under or pursuant to this Agreement, such may be taken and accomplished only by Farnham (and not by any of the other Sellers) and shall not require the consent or approval of any of the other Sellers. Buyer shall have the right to deal exclusively with Farnham, as a Seller and as the representative of all the other Sellers, with respect to all matters arising under or relating to this Agreement, including post-closing matters. Buyer may rely upon any action taken by Farnham on behalf of the Sellers under this Agreement. Without limiting the generality of the foregoing, Farnham may (a) negotiate and execute, on behalf of Sellers, the Escrow Agreement, the Post-Closing Escrow Agreement and any amendments to this Agreement, the Escrow Agreement and the Post-Closing Escrow Agreement, (b) pay escrow fees on behalf of Sellers, (c) execute and deliver, on behalf of Sellers, written instructions to Escrow Agent, (d) receive or give all written notices, instructions and other communications hereunder and (e) grant waivers and consents to Buyer in connection with this Agreement and the transactions contemplated by this Agreement. Farnham shall have no liability to the other Sellers for decisions made by it or actions taken by it on behalf of the Sellers as permitted pursuant to this Section 13.2. Notwithstanding the foregoing, nothing in this Section 13.2 shall relieve any Seller from any obligation it may have under this Agreement, and each Seller shall be required to take each affirmative action as to which such Seller has an obligation hereunder (including, without limitation, the obligation to execute and deliver to Buyer the documents to be delivered to Buyer at Closing in accordance with Section 7.2 and the other provisions of this Agreement). Sellers further authorize Farnham to employ on behalf of Sellers after the Closing such legal, accounting and other advisors and experts as he deems necessary or appropriate, in his sole discretion, in order to negotiate, compromise and conclude any outstanding matters under this Agreement; and Sellers shall be jointly liable for their proportionate share of such costs and expenses; and Farnham is authorized to offset such costs and expenses out of the funds, if any, to be paid to Sellers after the Closing.
     13.3 Assignment and Successors. Except as specifically contemplated by this Agreement, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party; provided, however, that Buyer may assign all of its rights and obligations under this Agreement to any Affiliate of Buyer without the consent of Sellers, but only on the condition that (a) the original Buyer named herein executes and delivers a Guaranty Agreement in the form attached hereto as Exhibit E to Sellers at the time of such assignment and (b) such assignment shall not release or discharge the original Buyer named herein from any of the obligations or liabilities of Buyer hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
     13.4 Entire Agreement; Amendment. This Agreement, the Exhibits hereto, and the Schedules hereto constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersede all prior representations, endorsements, premises, agreements, memoranda, communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof. This Agreement (or any provision hereof) may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of Buyer and Sellers.
     13.5 Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the internal laws of the State of Louisiana, without regard to choice of law rules.

     13.6 Waiver; Time. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition. Time is of the essence in the performance of each term, condition and covenant contained in this Agreement.
     13.7 Severability. The invalidity or unenforceability of any provisions of this Agreement or the invalidity or unenforceability of any provisions of this Agreement as applied to a particular occurrence or circumstance shall not affect the validity or enforceability of any of the other provisions of this Agreement or the other applicability of such provisions as the case may be. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in Louisiana. Moreover, to the extent that any covenant hereunder shall be adjudicated to be invalid or unenforceable for any reason, this Agreement shall be deemed amended to reform the portion thus adjudicated to be invalid or unenforceable to the least extent necessary to render such covenant or the remainder of such covenant valid and enforceable.
     13.8 No Third Party Beneficiaries. Any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the parties hereto, it being the intention of the parties hereto that no Person shall be deemed a third party beneficiary of this Agreement, except for the Seller Group and the Buyer Group for the purposes of Article IX hereof.
     13.9 Arbitration.
          (a) Except as provided in Section 1.5, Section 2.5(b), Section 6.10 and Section 7.1, any and all disputes among the parties to this Agreement (defined for purpose of this provision to include the signatory parties and their principals, agents and/or affiliates and/or successors and assigns) arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement and the transaction contemplated herein, and any and all other disputes among these parties, including any dispute as to the enforceability of this dispute resolution provision and any dispute as to arbitrability or jurisdiction of the arbitrator, shall be solely and finally settled by arbitration, which shall be conducted in the metropolitan area of Dallas, Texas. Each party waives any right it may have under law to trial by jury with regard to any dispute it may have against the other. Each party waives any right it may have under law against the other to recover Punitive Damages. Each party waives any right it may have under law to recover any attorneys’ fees from the other. If the amount in controversy is less than $5,000,000, then a single arbitrator shall be selected by the parties. If the amount in controversy is $5,000,000 or more, then a panel of three arbitrators shall be selected by the parties. Each arbitrator shall be a lawyer familiar with business transactions of the type contemplated in this Agreement who shall not have been previously employed or affiliated with any of the parties hereto. If the parties fail to agree on the selection of the arbitrator or arbitrators within ten (10) days of the date one of them invokes this arbitration provision, either party may apply to the American Arbitration Association to make the appointment of the arbitrator(s), which shall endeavor to appoint an arbitrator or arbitrators in number and with the qualifications set forth in the preceding sentences. The selection and appointment of an arbitrator or arbitrators by the American Arbitration Association shall be a matter within its sole discretion, and its decision with respect to the qualification and selection of an arbitrator or arbitrators (including its decision as to the requisite number of arbitrators required by this Agreement) shall be final and not subject to judicial review.
          (b) Except as limited by this Agreement, the arbitrator(s) shall have the right to award any relief which the arbitrator(s) deems proper in the circumstances, including without limitation, money damages, interest on unpaid amounts from the date due, specific performance, injunctive relief, and costs; provided, however, that the arbitrator(s) shall not have the authority or right to award Punitive Damages against any party, same having been forever waived and relinquished by these parties, and the arbitrator(s) shall not award attorneys’ fees to either party as an element of relief except and unless otherwise provided for elsewhere in this Agreement or in another agreement signed by these parties. The parties agree to be bound by the provisions of any prescription or limitation on the period of time within which claims must be brought under applicable law or this Agreement, whichever expires earlier. The parties further agree that, in connection with any such arbitration proceeding, each must submit or file any claim which arises out of the same transaction or occurrence that is the subject matter of the opposing party’s claim and does not require for its adjudication the presence of third parties over whom the arbitrator(s) cannot acquire jurisdiction, and any such counterclaim (or reconventional demand) which is not submitted or filed shall be forever barred. The parties hereby renounce all recourse to litigation and agree that the award of the arbitrator (or arbitrators) shall be final and subject to no judicial review. The arbitrator(s) shall conduct the proceedings pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as now or hereafter amended. The arbitrator(s) shall decide the issues submitted (i) in accordance with the provisions and commercial purposes of this Agreement, and (ii) with all substantive questions of law determined under the laws of the State of Louisiana (without regard to its principles of conflicts of laws). The arbitrator(s) shall promptly hear and determine (after giving the parties due notice and reasonable opportunity to be heard) the issues submitted and shall render a decision in writing within sixty (60) days after the appointment of the arbitrator(s), or within such shorter or longer period as the arbitrator(s) deems appropriate, it being the parties’ intent that all disputes be resolved as quickly as feasible under the circumstances, but that the arbitrator(s) shall be the final authority as to the time within which any arbitration proceeding once invoked must be finally completed.
          (c) Judgment on the award of the arbitrator(s) may be entered in any court of competent jurisdiction over the party against which enforcement is sought and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The arbitrator(s) shall divide all costs (other than fees and expenses of counsel) incurred in conducting the arbitration in the final award in accordance with what the arbitrator(s) deems just and equitable under the circumstances.
          (d) It is the intent of the parties that this arbitration provision be applied broadly to all disputes now existing or hereafter arising between them, in a manner consistent with the Federal Arbitration Act, 9 U.S.C. § 1, et seq.
     13.10 Headings. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

     13.11 Negotiated Transaction. The provisions of this Agreement were negotiated by the parties hereto with the assistance of counsel, and this Agreement shall be deemed to have been drafted by all of the parties hereto.
     13.12 Joint Liability. Notwithstanding anything in this Agreement to the contrary, each Seller’s obligations hereunder are (a) limited to those liabilities specifically related to such Seller’s representations, warranties, covenants and agreements and to the representations, warranties, covenants and agreements attributable to the Shares sold by such Seller and (b) joint (as that term is defined in La. Civil Code art. 1788), not solidary (i.e., not “joint and several,” as that term is used in the common law). No Seller hereunder shall be deemed to have made any representations or warranties or provided any indemnities with respect to any Shares not owned by it.
     13.13 Schedules. The Schedules to this Agreement must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.
     13.14 Use of Number and Gender. Wherever used herein and unless the context shall otherwise provide, the singular number shall include the plural, the plural number shall include the singular; and the use of any gender or neuter pronoun shall include all genders and neuters.
     13.15 Jurisdiction and Venue. IF ANY PARTY HERETO SEEKS ENFORCEMENT OF THIS AGREEMENT IN A COURT, INCLUDING THE ARBITRATION PROVISIONS HEREOF, EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF EITHER THE FIRST JUDICIAL DISTRICT COURT IN AND FOR CADDO PARISH, LOUISIANA, OR THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF LOUISIANA, AND THEY EACH WAIVE ANY OBJECTION THERETO EXCEPT AS SET FORTH IN SECTION 13.9. THE PARTIES HERETO EACH FURTHER CONSENT AND AGREE THAT THE VENUE OF ANY ACTION BROUGHT IN A COURT PURSUANT TO THIS SECTION 13.15 SHALL BE PROPER IN EITHER OF THE ABOVE NAMED COURTS AND THEY EACH WAIVE ANY OBJECTION THERETO.
     13.16 Access. From and after the Closing, Buyers shall afford to Sellers and their accountants, attorneys, agents and other authorized representatives full access during normal business hours to all Records and other documents in the possession of Buyer and/or the Purchased Companies, excluding attorney work-product that is or would be protected in litigation under the attorney-client privilege, relating to the Purchased Companies and their businesses to the extent necessary or useful in evaluating claims and liabilities arising between the parties hereto under this Agreement, including, without limitation, claims and liabilities arising under Section 1.5, Section 6.10 and/or Section 9.2. Buyer shall also make available to such parties, upon reasonable notice during normal business hours, the Buyer and/or the Purchased Companies’ officers and employees having personal knowledgeable with respect to the assets and operations of the Purchased Companies from and after the Closing.
     13.17 Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one agreement. If the parties sign separate counterparts of this Agreement, then a signature page signed by one party and a signature page signed by another party may be placed together in a complete counterpart of this Agreement and such two signature pages, together with the remainder of such complete counterpart of this Agreement, will constitute one complete and fully-executed original of this Agreement. Executed copies hereof may be delivered by telecopier or electronic mail and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT
Dated December 14, 2005,
By and among Petrohawk Energy Corporation,
Winwell Resources, Inc. and all of the Shareholders of Winwell Resources, Inc.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

“Buyer”:

PETROHAWK ENERGY CORPORATION

By:

Name: Floyd C. Wilson
Title: President and Chief Executive Officer

“WRI”:

WINWELL RESOURCES, INC.

By:

Name:

Title:

“Sellers”

[Sellers’ signatures are attached hereto as Exhibit F, which is incorporated herein by reference.]

EXHIBIT F
SELLERS’
COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT
Dated December 14, 2005,
By and among Petrohawk Energy Corporation,
Winwell Resources, Inc. and all of the Shareholders of Winwell Resources, Inc.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

“Sellers”

Jack D. Farnham, Jr., Individually

CAROL J. BENHAM LIVING TRUST DATED JUNE 5, 2001; WHITNEY B. ARMSTRONG; JANET B. YORK; BENJAMIN BREWSTER; BENJAMIN BREWSTER & ROY V. WHISNAND, JR. AS TRUSTEES OF THE TRUST CREATED FOR THE BENEFIT OF BENJAMIN BREWSTER & HIS ISSUE; BENJAMIN BREWSTER & ROY V. WHISNAND, JR. AS TRUSTEES OF THE TRUST CREATED FOR THE BENEFIT OF JANET BREWSTER & HER ISSUE; BENJAMIN BREWSTER & ROY V. WHISNAND, JR. AS TRUSTEES OF THE TRUST CREATED FOR THE BENEFIT OF WHITNEY BREWSTER ARMSTRONG & HER ISSUE; BENJAMIN BREWSTER YORK & ROY V. WHISNAND, JR. AS TRUSTEES OF THE TRUST CREATED FOR THE BENEFIT OF DIANA BREWSTER CLARK & HER ISSUE; RHONDA T. BRIGGS; MARGARET M. FOSTER; THE TRUST COMPANY OF TOLEDO, NA, AGENT LAWRENCE T. FOSTER, TRUSTEE FBO LAWRENCE T. FOSTER TRUST; THE TRUST COMPANY OF TOLEDO, NA, AGENT DIANA K. FOSTER, TRUSTEE FBO DIANA K. FOSTER TRUST; THE TRUST COMPANY OF TOLEDO, NA, TRUSTREE LAWRENCE T. FOSTER, JR. TRUST FBO CHRISTOPHER L. FOSTER DTD

11/15/88; THE TRUST COMPANY OF TOLEDO, NA, TRUSTEE WILLIAM R. FOSTER TRUST FBO MARGAUX MARIE FOSTER DTD 7/15/91; THE TRUST COMPANY OF TOLEDO, NA, LAWRENCE T. FOSTER, JR. TRUST FBO MEGAN C. FOSTER DTD 11/15/88; THE TRUST COMPANY OF TOLEDO, NA, TRUSTEE WILLIAM R. FOSTER TRUST FBO MADELINE MARIE FOSTER UAD 7/25/95; THE TRUST COMPANY OF TOLEDO, TRUSTEE RHYANNE FOSTER GIFT TRUST; THE TRUST COMPANY OF TOLEDO, NA TRUSTEE ALAINA K. FOSTER GIFT TRUST; THE TRUST COMPANY OF TOLEDO, TRUSTEE WESLEY FOSTER 2003 GIFT TRUST TIN 56-6619919; THE TRUST COMPANY OF TOLEDO, TRUSTEE BENNET FOSTER 2004 GIFT TRUST TIN 20-6340027; NORTHERN TRUST CO., TRUSTEE LAWRENCE T. FOSTER 1987 DESCENDANTS TRUST #02-94977; NORTHERN TRUST CO., TRUSTEE DIANA K. FOSTER 1988 DESCENDANTS TRUST #02-94978; THE NORTHERN TRUST COMPANY AS TRUSTEE UNDER AGREEMENT DATED 7/25/90 WITH MICHAEL W. FOSTER; THE NORTHERN TRUST COMPANY AS TRUSTEE UNDER AGREEMENT DATED 7/25/90 WITH TIMOTHY W. FOSTER; THE NORTHERN TRUST COMPANY AS TRUSTEE UNDER AGREEMENT DATED 7/25/90 WITH TREVOR S. FOSTER; THE NORTHERN TRUST COMPANY AS TRUSTEE UNDER AGREEMENT DATED 7/25/90 WITH WILLIAM R. FOSTER; THE NORTHERN TRUST COMPANY AS TRUSTEE UNDER AGREEMENT DATED 7/25/90 WITH LAWRENCE T. FOSTER, JR.; AUMEND & CO.; KEYBANK, NA., TRUSTEE FOR WILLIAM R. FOSTER; KEYBANK, N.A., TRUSTEE FOR THE TIMOTHY K. FOSTER; KEYBANK, NA., TRUSTEE FOR LAWRENCE T. FOSTER, JR.; KEYBANK, NA., TRUSTEE FOR TREVOR S. FOSTER; KEYBANK, NA., TRUSTEE FOR MICHAEL W. FOSTER; KEYBANK NATL ASSN, TRUSTEE FOR THE W. W. KNIGHT, JR., FOR DIANA KNIGHT FOSTER OLD TRUST

NO. 2185; KEYBANK NATL ASSN, TRUSTEE FOR E. KNIGHT FOR CHILDREN OF DIANA K. FOSTER OLD TRUST NO. 6155; KEYBANK NATL ASSN TRUSTEE FOR LAURIE A. FOSTER TRUST; KEYBANK NATL ASSN, TRUSTEE FOR E. KNIGHT FOR CHILDREN OF DIANA K. FOSTER OLD TRUST NO. 6573; KEYBANK NATL ASSN, TRUSTEE FOR ELSIE S. KNIGHT-WILLIAM R. FOSTER OLD TRUST NO. 5840; KEYBANK NATL ASSN, TRUSTEE FOR ELSIE S. KNIGHT FOR DIANA FOSTER CHILDREN OLD TRUST NO. 5843; KEYBANK NATL ASSN, TRUSTEE FOR W. W. KNIGHT, JR./CHILDREN DIANA K. FOSTER (5235); KEYBANK NATL ASSN, TRUSTEE FOR E. S. KNIGHT-GRDCHILDREN OF D. K. FOSTER OLD TRUST NO. 14,679; KEYBANK NATL ASSN, TRUSTEE FOR ELSIE S. KNIGHT/CHILDREN DIANA K. FOSTER (5394); KEYBANK NATL ASSN, TRUSTEE FOR ELSIE S. KNIGHT-TREVOR S. FOSTER OLD TRUST NO. 6154; KEYBANK NATL ASSN, TRUSTEE FOR ELSIE S. KNIGHT-TIMOTHY K. FOSTER OLD TRUST NO. 5841; KEYBANK NATL ASSN, TRUSTEE FOR ELSIE S. KNIGHT-DIANA K. FOSTER OLD TRUST NO. 5842; KEYBANK NATL ASSN, TRUSTEE FOR ELSIE S. KNIGHT-MICHAEL W. FOSTER OLD TRUST NO. 6815; KEYBANK NATL ASSN, TRUSTEE FOR ELSIE S. KNIGHT FOR LAWRENCE T. FOSTER, JR., OLD TRUST NO. 5839; THOMAS G. HILL; JESSIE B. HILL, MICHAEL C. HILL; STEVEN A. LENERT; PAUL G. PETTITT; CHARLES C. PETTITT; RICHARD E. PETTITT; BOBBY E. PETTITT, JR.; THE TRUST COMPANY OF TOLEDO, N.A., TRUSTEE OF THE DUANE STRANAHAN, JR. TRUST U/A/D 6/6/74; THE TRUST COMPANY OF TOLEDO, N.A., AGENT FOR DUANE STRANAHAN, JR., OHIO FAMILY LIMITED PARTNERSHIP; THE TRUST COMPANY OF TOLEDO, N.A., TRUSTEE ROBIN W. STRANAHAN TRUST; DUANE STRANAHAN, III; BOOTH & CO., TRUSTEE FOR TRUST TI#36-6033750 FBO MICHAEL STRANAHAN; KEYBANK NATL ASSN TRUSTEE FOR STEPHEN STRANAHAN

U/A/D 7/9/84; STEPHEN STRANAHAN, TRUSTEE OF THE STEPHEN STRANAHAN GRAT DTD 12/21/2004; KEYBANK NATL ASSN TRUSTEE FOR V. S. STRANAHAN FOR HANNAH LINDER U/A/D 11/19/92; KEYBANK NATL ASSN TRUSTEE FOR V. S. STRANAHAN FOR SAMUEL LINDER U/A/D 11/19/92; KEYBANK NATL ASSN TRUSTEE FOR SAMUEL A. LINDER U/A/D 7/22/97; WINTHROP OIL AND GAS COMPANY

By:
Jack D. Farnham, Jr., Agent and
Attorney-in-Fact

PREAMBLE TO EXHIBITS AND SCHEDULES
     The following are the Exhibits and Schedules referred to in, and attached to, that certain Stock Purchase Agreement, dated as of December 14, 2005 (the “Agreement”), by and among Winwell Resources, Inc., a Louisiana corporation (“WRI”), the Shareholders of WRI entering into this Agreement (collectively, “Sellers” and individually a “Seller”), and Petrohawk Energy Corporation, a Delaware corporation (“Buyer”).
     For purposes of these Exhibits and Schedules, the following shall apply:
•	Unless the context otherwise requires, all capitalized terms used in these Exhibits and Schedules shall have the meaning assigned in the Agreement.

•	No reference to or disclosure of any item or other matter in any of the Exhibits or Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Schedules. No disclosure in any Exhibit or Schedule relating to any possible breach or violation of any agreement, Law or regulations shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Exhibits and Schedules shall not be deemed to be an admission or acknowledgement by Sellers that such information is material to or outside the ordinary course of the business of the Purchased Companies or the Sellers or required to be disclosed on the Exhibits or Schedules.